Exhibit 10_4

$250,000,000

CREDIT AGREEMENT

dated as of

May 5, 2006

among

XM SATELLITE RADIO INC.,

XM SATELLITE RADIO HOLDINGS INC.,

The Lenders Party Hereto,

JPMORGAN CHASE BANK,

NATIONAL ASSOCIATION

as Administrative Agent,

CREDIT SUISSE SECURITIES (USA) LLC,

as Syndication Agent

and

CITICORP NORTH AMERICA, INC.,

as Documentation Agent

J.P. MORGAN SECURITIES INC. and UBS SECURITIES LLC

as Joint Bookrunners and Joint Lead Arrangers

i

ii

SCHEDULES:

Schedule 2.01 — Commitments

Schedule 3.05 — Litigation

Schedule 3.12 — Subsidiaries

Schedule 3.14 — Environmental Matters

Schedule 6.02 — Existing Liens

Schedule 6.08 — Existing Restrictions

Schedule 9.05 — Exceptions to Agreements of Holdings

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Opinion of Borrower’s Counsel

Exhibit C — Form of Guarantee Agreement

Exhibit D — Form of Solvency Certificate

Exhibit E — Form of Collateral Agreement

Exhibit F — Form of Perfection Certificate

Exhibit G — Form of Second Lien Intercreditor Agreement

Exhibit H — Form of Holdings Covenant and Collateral Release Notice

Exhibit I — Form of Non-Bank Certificate

iii

CREDIT AGREEMENT dated as of May 5, 2006 (this “Agreement”), among XM SATELLITE RADIO INC., XM SATELLITE RADIO HOLDINGS INC., the LENDERS party hereto, JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent, CREDIT SUISSE SECURITIES (USA) LLC, as Syndication Agent, CITICORP NORTH AMERICA, INC., as Documentation Agent and J.P. MORGAN SECURITIES INC. and UBS SECURITIES LLC, as Joint Bookrunners and Joint Lead Arrangers (the “Arrangers”).

The parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, indicates that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Debt” means, with respect to any specified Person (x) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person or (y) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that, in each case, such Indebtedness or Lien, as applicable, is not incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person or in contemplation of the acquisition of such assets by such specified Person.

“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjustment Date” has the meaning assigned to such term in the definition of “Pricing Grid”.

“Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder, or its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.07(a).

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement and includes all Exhibits and Schedules hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Ancillary XM-4 Satellite Collateral” means any assets, licenses and/or usage rights associated specifically with the XM-4 Satellite; provided, however, to the extent that any such assets, licenses and/or usage rights are also associated with one or more other satellites used or to be used by a Loan Party (prior to the Holdings Covenant and Collateral Release Date) or by the Borrower or the Subsidiary Loan Parties (after the Holdings Covenant and Collateral Release Date) or other property or assets material to the business of such party, only that portion, if any, of such assets, licenses and/or usage rights that is divisible and separately conveyable shall constitute Ancillary XM-4 Satellite Collateral.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, (a) with respect to any ABR Loan, 1.25% per annum, (b) with respect to any Eurodollar Revolving Loan, 2.25% per annum, and (c) with respect to the Commitment Fee, 0.50% per annum; provided that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, the Applicable Rate with respect to the Loans and the Commitment Fee will be determined pursuant to the Pricing Grid.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arrangers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Asset Sale” means (a) the sale, lease (as lessor), license, conveyance or other disposition of any assets; and (b) the issuance of Equity Interests in any of the Borrower’s Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (including in connection with the merger or consolidation of any Subsidiary with or into another Person that results in the direct or indirect ownership by the Borrower of less of the Equity Interests of such Subsidiary than prior to such merger or consolidation).

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(i) any single transaction or series of related transactions that involves assets having a fair market value or that involve net proceeds of less than $5,000,000;

(ii) a transfer of assets between or among the Borrower and the Borrower’s Wholly Owned Subsidiary Guarantor;

(iii) an issuance of Equity Interests by a Wholly Owned Subsidiary Guarantor to the Borrower or to another Wholly Owned Subsidiary Guarantor;

(iv) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(v) the sale or other disposition of cash or Cash Equivalents;

(vi) a Restricted Payment or Permitted Investment that is permitted under Section 6.06;

(viii) any Qualified Sale and Leaseback Transaction, including an XM-4 Sale and Leaseback Transaction; and

(ix) the non-exclusive license of Intellectual Property in the ordinary course of business.

“Asset Sale Offer” has the meaning assigned to such term in Section 2.10(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Revolving Credit Exposure then outstanding; provided, that in calculating any Lender’s Revolving Credit Exposure for the purpose of determining such Lender’s (other than the Swingline Lenders)

Available Commitment pursuant to Section 2.11(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “beneficially owns” and “beneficially owned” shall have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation; (b) with respect to a partnership, the board of directors of the general partner of the partnership (if a corporation); and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” means XM Satellite Radio Inc., a Delaware corporation.

“Borrower Obligations” means the Credit Agreement Obligations, the Borrower’s Cash Management Arrangement Obligations and the Borrower’s Specified Hedging Agreement Obligations.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Cash Equivalents” means:

(a) United States dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(c) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

“Cash Management Arrangement Obligations” means all obligations and liabilities of any Loan Party to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Cash Management Arrangement or any Specified Cash Management Arrangement Agreement, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including interest accruing at the then applicable rate provided in any Specified Cash Management Arrangement Agreement after the maturity of the obligations thereof and interest accruing at the then applicable rate provided in any Specified Cash Management Arrangement Agreement after the commencement of any bankruptcy case or insolvency, reorganization or like proceeding relating to such Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, and all reasonable fees and disbursements of counsel to the Qualified Counterparty that are required to be paid by such Loan Party pursuant to the terms of any Specified Cash Management Arrangement Agreement).

“Change in Control” means the occurrence of any of the following:

(a) Holdings shall cease to beneficially own and control at least 100% on a fully diluted basis of the economic interests and voting power in the Equity Interests of the Borrower;

(b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Material Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Principal Related Party;

(c) the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(d) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person,” other than the Principals and the Principal Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Holdings or the Borrower, measured by voting power rather than number of shares; or

(e) the first day on which a majority of the members of the Board of Directors of the Borrower or Holdings are not Continuing Directors.

Notwithstanding the foregoing, a Parent Company Merger shall not constitute a Change in Control.

“Change in Control Offer” has the meaning assigned to such term in Section 2.10(d).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (a) as of the Closing Date and until the Release Date, the Existing Collateral, (b) from and after the Release Date and at all times thereafter (until, in the case of Holdings only, the Holdings Covenant and Collateral Release Date), all of the personal property (including Equity Interests and Intellectual Property) of Holdings, the Borrower and the Subsidiary Loan Parties in which Liens are purported to be granted pursuant to the Security Documents (other than the Existing Collateral Documents) and (c) with respect to Holdings only, from and after the Holdings Covenant and Collateral Release Date, the Holdings Collateral, in each case, as security for the Borrower Obligations and the Guarantor Obligations; provided that if at any time none of the Obligations in respect of the Secured Notes and the GM/OnStar Credit Facility (including if any release of such Liens with respect to the Obligations in respect of the GM/OnStar Credit Facility occurs concurrently with the automatic release referred to below) are secured by the XM-4 Satellite Collateral, then such XM-4 Satellite Collateral shall be automatically released from the Collateral without any further consent of the Administrative Agent and/or the Lenders in connection with the consummation of the XM-4 Sale and Leaseback Transaction.

“Collateral Agent” means The Bank of New York or such other Person then serving as Collateral Agent under the Existing Collateral Documents.

“Collateral Agreement” means the Collateral Agreement, dated as of the Release Date, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit E, among, the Borrower, Holdings, each Subsidiary Loan Party and the Administrative Agent.

“Collateral and Guarantee Requirement” means the requirement that:

(a) on the Closing Date, the Administrative Agent (I) shall have received from Holdings and each Material Subsidiary a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such person and (II) each Lender, to the extent required pursuant to the terms thereof, shall have executed a joinder agreement to each of the Existing Intercreditor Agreements and become a “Secured Party” as defined thereunder and the Collateral Agent, for the benefit of the New Secured Parties, shall have a valid security interest in the Collateral pursuant to the Existing Collateral Documents and such security interest shall be perfected to the extent required by the Existing Collateral Documents;

(b) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered by such Subsidiary Loan Party;

(c) on the Release Date, the Administrative Agent shall have received from the Borrower, Holdings and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party and such Collateral Agreement shall be in full force and effect and legal, valid and binding against each such Loan Party as of the Release Date;

(d) on or promptly after the Release Date, (I) all the outstanding Equity Interests of any Person that is or becomes a Subsidiary Loan Party on or after the Closing Date and (II) all the Equity Interests that are owned by a Loan Party (other than XM Investment LLC and XM 1500 Eckington LLC) shall have been pledged pursuant to the Collateral Agreement (or, in the case of Foreign Subsidiaries, at the request of the Administrative Agent, pursuant to a Foreign Pledge Agreement) (provided that (x) the Equity Interests in any Foreign Subsidiary shall be pledged unless such pledge would result in adverse tax consequences to the Borrower, in which case such pledge shall be limited to 65% of the Voting Stock and 100% of the non-Voting Stock of such Foreign Subsidiary, (y) minority Equity Interests shall be pledged unless such pledge would result in a breach or violation of contracts or agreements to which a Loan Party is party or would trigger rights of first refusal, call rights or other similar provisions thereunder or result in the loss of director appointment rights or other penalty or loss of rights under such contracts or agreements and (z) from and after the Holdings Covenant and Collateral Release Date, Holdings shall be required to pledge only those Equity Interests that constitute Holdings Collateral) and the Administrative Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto duly endorsed in blank;

(e) on the Closing Date (in the case of the Existing Security Documents) and on or promptly after the Release Date (in the case of the Collateral Agreement) and at any time thereafter that any other Security Document shall be executed and delivered (in the case of any other Security Document), except as set forth pursuant to Section 3.15 or as otherwise contemplated by the applicable Security Document, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered, recorded, executed or possessed to create the Liens intended to be created by the applicable Security Documents in favor of (i) prior to the Release Date, the Collateral Agent, for the benefit of the Existing Secured Parties and the New Secured Parties and (ii) after the Release Date, the Administrative Agent, for the benefit of the New Secured Parties, and to perfect such Liens to the extent required by, and with the priority required by, the applicable Security Documents and this Agreement, shall have been filed, registered, recorded (or delivered to the Administrative Agent for filing, registration or recording) or executed and delivered; and

(f) except as set forth pursuant to Section 3.03 or as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $250,000,000. Unless the context shall otherwise require, after the effectiveness of any New Commitments, the term “Commitment” shall include such New Commitment.

“Commitment Fee” has the meaning assigned to such term in Section 2.11(a).

“Commitment Letter” means the amended and restated commitment letter, dated as of April 17, 2006, among the Borrower, J.P. Morgan Securities Inc., UBS Securities LLC, JPMorgan Chase Bank, National Association, UBS Loan Finance LLC, Citigroup Global Markets Inc., Credit Suisse, Bear Stearns Corporate Lending Inc. and Wells Fargo Foothill, Inc.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Material Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the Net Income (but not loss) of any Person that is not a Material Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Subsidiary Guarantor thereof;

(b) the Net Income of any Material Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Material Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Material Subsidiary or its stockholders;

(c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

(d) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(a) the consolidated equity of the common stockholders of such Person and its consolidated Material Subsidiaries as of such date; plus

(b) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Consolidated Total Debt” means, as at any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Senior Debt” means, as at any date of determination, Consolidated Total Debt, less any Indebtedness subordinated in right of payment and interest to any other Indebtedness of Holdings and its Subsidiaries in accordance with the terms of this Agreement.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who (a) was a member of such Board of Directors on the Closing Date; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Credit Agreement Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deferred Purchase Price Agreements” means each purchase agreement between the Borrower and a satellite manufacturer for the manufacture of a satellite, the terms of which provide for a portion of the purchase price to be deferred and paid by the Borrower other than when specified milestones are achieved or in installments on or prior to the delivery of such satellite.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Equity Interests provide that the Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 6.06.

“Distribution Agreement” means the Second Amended and Restated Distribution Agreement dated on or about January 28, 2003 by and among OnStar, Holdings and the Borrower, as amended and as contemplated to be amended to be combined with the GM/OnStar Credit Facility and as further amended, supplemented or otherwise modified from time to time.

“Documentation Agent” means Citicorp North America, Inc., as documentation agent.

“dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, common law, injunctions, notices or binding agreements issued, promulgated or entered into by or on behalf of any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the

Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of, or non-compliance with, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the failure of the Borrower or any ERISA Affiliate to make any required contribution under any Multiemployer Plan; (g) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the occurrence of an act or omission which could give rise to the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (k) or Section 4071 of ERISA in respect of any Plan; (j) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code with respect to any Plan; or (k) the occurrence of any event with respect to any Plan similar to the events described in any of the subsections (a) through (j) hereof which would cause liability to arise to the Borrower or any ERISA Affiliate.

“Eurodollar”, when used in reference to any Loan or Borrowing, indicates that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Proceeds” means any Net Proceeds from any Asset Sale that are not finally applied or invested in accordance with the Borrower’s Reinvestment Right.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Entities” means, collectively, (a) any Subsidiary of Holdings (other than the Borrower or a Subsidiary of the Borrower) that has as its principal asset real estate that is leased to Holdings or the Borrower, including XM 1500 Eckington LLC and XM Investment LLC, (b) companies that are not Subsidiaries of Holdings, the Borrower or a Subsidiary of the Borrower, including WorldSpace, Inc. and Canadian Satellite Radio Holdings Inc., (c) WCS Wireless Inc. (as long as it is not a Subsidiary of the Borrower) and (d) any Subsidiary of Holdings (other than the Borrower or a Subsidiary of the Borrower) formed to hold and operate the assets of WCS Wireless Inc.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on (or measured by) its net income, including franchise taxes imposed in lieu of net income taxes, by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing 10% Notes” has the meaning assigned to such term in clause (b) of the definition of “January 2003 Financing Transactions”.

“Existing 12% Notes” has the meaning assigned to such term in clause (a) of the definition of “Secured Notes”.

“Existing 14% Notes” has the meaning assigned to such term in clause (c) of the definition of “Secured Notes”.

“Existing Collateral” means the “Collateral” under and as defined in (a) the Existing General Security Agreement and (b) the Existing FCC License Subsidiary Pledge Agreement.

“Existing Collateral Documents” means, collectively, (a) the Existing Intercreditor Agreements, (b) the Existing General Security Agreement and (c) the Existing FCC License Subsidiary Pledge Agreement.

“Existing FCC License Subsidiary Pledge Agreement” means the Amended and Restated FCC License Subsidiary Pledge Agreement, dated as of January 28, 2003, among the Borrower, as pledgor, and The Bank of New York, as Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Floating Rate Notes” has the meaning assigned to such term in clause (d) of the definition of “Secured Notes”.

“Existing General Security Agreement” means the Security Agreement, dated as of January 28, 2003, among the Borrower, Holdings and XM Equipment Leasing LLC, as grantors, and The Bank of New York, as Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Indebtedness” means Indebtedness of the Borrower and its Material Subsidiaries in existence on the Closing Date, including the Indebtedness incurred or to be incurred pursuant to the January 2003 Financing Transactions until such amounts are repaid or, in the case of Indebtedness incurred under a facility that permits repayment and reborrowing, until the commitment(s) for such facility have terminated or are released.

“Existing Intercreditor Agreements” means, collectively, (a) the Intercreditor and Collateral Agency Agreement (FCC License Subsidiary Pledge Agreement), dated as of January 28, 2003, among the Noteholders named in schedule I thereto, The Bank of New York, as Original Trustee, The Bank of New York, as New Trustee, GM, OnStar, The Bank of New York, as Collateral Agent and the Additional Creditors from time to time party thereto and (b) the Intercreditor and Collateral Agency Agreement (General Security Agreement), dated as of January 28, 2003, among the Noteholders named in schedule I thereto, The Bank of New York, as New Trustee, GM, OnStar, The Bank of New York, as Collateral Agent and the Additional Creditors from time to time party thereto, in each case, as may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Secured Parties” means the holders of the Secured Notes and other Person identified as a secured party under the Existing Collateral Documents other than any Additional Creditors (as defined in the Existing Intercreditor Agreements) that were not parties thereto immediately prior to the date hereof.

“Existing Security Interest” means the security interest of the Collateral Agent for the benefit of the holders of the Secured Notes and each Additional Creditor (as defined in the Existing Intercreditor Agreements) in the Existing Collateral pursuant to the terms of the Existing Collateral Documents.

“FCC License Subsidiary” means XM Radio Inc., a wholly owned subsidiary of the Borrower that holds all of the FCC licenses with respect to the provision of satellite digital radio service in the United States by the Borrower or any of its Subsidiaries.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Pledge Agreement” means a pledge agreement with respect to the Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“GM” means General Motors Corporation or one or more of its wholly-owned subsidiaries.

“GM Agreements” means the GM/OnStar Credit Facility, the Distribution Agreement, any GM Second Lien Collateral Document and any other agreement entered into pursuant thereto or contemplated thereby among the GM Parties and Holdings, the Borrower or any of its Subsidiaries.

“GM Second Lien Collateral Document” means any document made, delivered or given after the date hereof by any of the Loan Parties in favor of the GM Parties in connection with the GM/OnStar Liens.

“GM Credit Agreement” has the meaning assigned to such term in the definition of “GM/OnStar Credit Facility”.

“GM/OnStar Credit Facility” means (a) the Credit Agreement, dated as of January 28, 2003 (the “GM Credit Agreement”), among the Borrower, Holdings, and the GM Parties, as may be amended, restated, supplemented or otherwise modified from time to time, including the proposed amendment to combine the same with the Distribution Agreement, and/or (b) an additional credit facility among the Borrower, Holdings and OnStar entered into for the same purpose as the GM Credit Agreement which, when taken together with the GM Credit Agreement, shall not have principal amounts outstanding thereunder that exceed $150,000,000 in the aggregate at any time outstanding; provided that the GM/OnStar Credit Facility shall at all times be on terms and conditions not materially less favorable to the Borrower and its Subsidiaries, taken as a whole, than the terms and conditions of the GM Credit Agreement in effect on the Closing Date.

“GM/OnStar Liens” means the second priority Liens granted by the Loan Parties on all or any portion of the Collateral in support of the Borrower’s and Holdings’ Obligations in respect of the GM/OnStar Credit Facility and/or the Distribution Agreement, which Liens shall be subordinated to the Liens securing the Borrower Obligations pursuant to the Second Lien Intercreditor Agreement.

“GM Parties” means, collectively, GM and OnStar as parties to each of the GM Agreements.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Closing Date, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit C, among Holdings, each Subsidiary Loan Party and the Administrative Agent.

“Guarantor Obligations” means with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with the Guarantee Agreement (including, without limitation, Section 2 thereof) or any other Loan Document to which such Guarantor is a party, and any of such Guarantor’s Cash Management Arrangement Obligations and Specified Hedging Agreement Obligations, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of any Loan Document or Specified Agreement).

“Guarantors” means, collectively, (a) Holdings and (b) each Subsidiary Loan Party.

“Hazardous Materials” means all explosive or radioactive materials, substances or wastes and all hazardous or toxic materials, substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (a) interest rate Swap Agreements; and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values.

“Holdings” means XM Satellite Radio Holdings Inc., a Delaware corporation.

“Holdings Collateral” has the meaning assigned to such term in the Collateral Agreement.

“Holdings Collateral Transfer” has the meaning assigned to such term in Section 9.05.

“Holdings Covenant and Collateral Release Date” has the meaning assigned to such term in Section 9.05.

“Holdings Covenant and Collateral Release Notice” has the meaning assigned to such term in Section 9.05.

“Immaterial Subsidiary” means each Subsidiary of the Borrower that is not a Material Subsidiary.

“Increased Amount Date” has the meaning assigned to such term in Section 2.19(a).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of banker’s acceptances; (d) representing Capital Lease Obligations; (e) consisting of the balance deferred and unpaid of the purchase price of any property; except any such balance that constitutes an accrued expense or trade payable; or (f) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specific Person prepared in accordance with GAAP. In addition, the term “Indebtedness” shall include (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person and (iii) all Attributable Debt of such Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the face amount thereof, in the case of letters of credit, banker’s acceptances and similar obligations;

(3) the net obligations of such Person in respect thereof, in the case of Hedging Obligations;

(4) the present value of the obligation of the lessee for net rental payments, in the case of Attributable Debt, as set forth in the definition thereof; and

(5) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indivisible Ancillary XM-4 Satellite Collateral” means any assets, licenses and/or usage rights associated specifically with the XM-4 Satellite to the extent not constituting (or the portion thereof that is not) Ancillary XM-4 Satellite Collateral because not divisible or separately conveyable.

“Initial Lien” has the meaning assigned to such term in Section 6.02.

“Initial Period” means the period from and including the Closing Date to but excluding the first date on which less than $75,000,000 of the Secured Notes remain outstanding.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works and protectable designs, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, drawings, designs, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) any rights in or licenses to or from a third party in any of the foregoing, and (g) any past, present, or future claims or causes of actions arising out of or related to any infringement, misappropriation, dilution or other violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Material Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Material Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Material Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided under Section 6.06(c). The acquisition by the Borrower or any Material Subsidiary of the Borrower of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Borrower or such Material Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person determined as provided in Section 6.06(c).

“Issuing Bank” means JPMorgan Chase Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“January 2003 Financing Transactions” means (a) the amendment and restatement of the Distribution Agreement dated as of January 28, 2003 to provide for the payment of up to $35,000,000 in subscriber acquisition payments in the form of Class A Common Stock of Holdings (the “Class A Common Stock”), (b) the issuance of the Borrower’s and Holdings’ 10% Senior Secured Convertible Discount Notes due 2009 and common stock to certain investors (the “Existing 10% Notes”) pursuant to the Note Purchase Agreement, (c) borrowings of up to $150,000,000 at any time outstanding under the GM Credit Agreement to finance certain revenue share payments owed to the GM Parties under the Distribution Agreement or other amounts which may be owing from time to time to the GM Parties, (d) the execution, delivery and performance of all agreements, documents and instruments evidencing the transactions described in clauses (a) through (c) above and all arrangements contemplated thereby, in each case as reflected in such agreements, documents and instruments as in effect on the Closing Date with such amendments that do not (x) have a materially adverse effect on the rights of the Administrative Agent or the Lenders or the Loan Parties or (y) increase the principal amount (or accreted value, as applicable) or shorten the fixed maturity of any Indebtedness.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned such term in Section 2.11(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Sublimit” means an amount equal to $120,000,000; provided that until the earlier to occur of (a) the Release Date and (b) the date on which the Existing Intercreditor Agreements are amended in a manner reasonably satisfactory to the Required Lenders to provide the Lenders with the same rights as the Existing Secured Parties under the Existing Intercreditor Agreements with respect to such Letters of Credit as if such Letters of Credit were fully drawn and the reimbursement obligations in respect thereof constituted principal amounts outstanding, the Letter of Credit Sublimit shall be zero. The Letter of Credit Sublimit is part of, and not in addition to, the Commitments.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Security Documents, and any promissory note issued under Section 2.09(c).

“Loan Parties” means the Borrower, Holdings and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Regulations” means Regulations T, U and X of the Board.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their respective obligations under this Agreement or the other Loan Documents or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any such Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary of the Borrower having assets (on a consolidated basis including its Subsidiaries) with a value in excess of 2% of the total assets or 2% of total revenues of the Borrower and its Subsidiaries taken as a whole as of any date; provided that (i) in no event may the assets or revenues of all Immaterial Subsidiaries have a value in excess of 10% of the total assets or 10% of the total revenues of the Borrower and its Subsidiaries taken as a whole as of any date (and, in such case, Subsidiaries specified by the Borrower (and if the Borrower fails to so specify, specified by the Administrative Agent) shall be deemed to be Material Subsidiaries notwithstanding the foregoing to the extent necessary to satisfy this proviso) and (ii) to the extent permitted by applicable law, rules or regulations, including rules and regulations of the Federal Communications Commission, the FCC License Subsidiary shall at all times be a Material Subsidiary.

“Maturity Date” means May 5, 2009.

“MLB” means Major League Baseball Clubs.

“MLB Contract” means the Letter Agreement and Binding Term Sheet, dated as of October 15, 2004 (the “MLB Letter Agreement”), between the Borrower and the Office of the Commissioner of Baseball, as agent for MLB, together with all agreements subsequently entered into between the Borrower and MLB, or any of their respective affiliates, regarding the broadcast of Major League Baseball games and related programming on XM Radio Service, the creation of liens on an escrow account to hold funds payable to MLB in an amount not to exceed $120,000,000 or other matters contemplated by the MLB Letter Agreement.

“MLB Intellectual Property” means any intellectual property rights which were to be the subject of a non-exclusive license under the MLB Contract but which the Borrower is deemed to own, by operation of law or otherwise, and as to which MLB would be retaining a security interest (and any products and proceeds thereof) under the MLB Contract.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person and its Material Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any Asset Sale; or (ii) the disposition of any securities by such Person or any of its Material Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Material Subsidiaries; and

(b) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Material Subsidiaries in respect of any Asset Sale or other transaction (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or other transaction, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, and taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than the Credit Agreement Obligations) secured by a Lien on the asset or assets that were the subject of such Asset Sale or other transaction and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“New Commitments” has the meaning assigned to such term in Section 2.19(a).

“New Lender” has the meaning assigned to such term in Section 2.19(a).

“New Loan” has the meaning assigned to such term in Section 2.19(b).

“New Secured Parties” means the Administrative Agent, each Lender, the Documentation Agent, the Syndication Agent, the Arrangers and, with respect to any Specified Agreement, any Qualified Counterparty; provided that no Qualified Counterparty shall have any rights in connection with the management or release of any Collateral or the obligations of any Subsidiary Loan Party under the Guarantee Agreement, the Collateral Agreement or any other Security Document.

“New Senior Notes” means the Senior Floating Rate Notes and the Senior Fixed Rate Notes.

“Note Purchase Agreement” means the Note Purchase Agreement dated as of December 21, 2002, among the Borrower, Holdings and the investors party thereto, providing for the sale and issuance of the Existing 10% Notes, as may be amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“OnStar” means OnStar Corporation.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such

“Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent Company Merger” means (a) a merger or consolidation of the Borrower with or into Holdings or a merger or consolidation of Holdings with or into the Borrower or (b) any assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower to Holdings or of Holdings to the Borrower.

“Pari Passu Indebtedness” means Indebtedness of the Borrower that is pari passu in right of payment to the Loans or, in the case of a Subsidiary Loan Party, that is pari passu in right of payment to the Guarantee of the Loans.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Business” means (i) with respect to Holdings, any of the lines of business conducted by Holdings and its Material Subsidiaries as of the Closing Date, the provision of communications or media services using the wireless spectrum licenses of WCS Wireless, any other line of business involving the transmission or delivery of audio, data, video or other content through currently existing or future technology, and any business similar, ancillary or related thereto or that constitutes a reasonable extension or expansion thereof, including in connection with Holdings’ or its Material Subsidies’ existing and future technology, trademarks and patents and (ii) with respect to the Borrower or any of its Subsidiaries, any of the lines of business conducted by the Borrower and its Material Subsidiaries on the Closing Date, and any business similar, ancillary or related thereto or that constitutes a reasonable extension or expansion thereof, including in connection with the Borrower’s existing and future technology, trademarks and patents.

“Permitted Debt” has the meaning assigned to such term in Section 6.01(b).

“Permitted Holdings Debt” means:

(a) Indebtedness incurred by Holdings in connection with the purchase by Holdings of buildings for use in the satellite radio business, which Indebtedness may be secured by Liens on such buildings;

(b) Indebtedness incurred by Holdings in connection with an XM-4 Sale and Leaseback Transaction, which Indebtedness may be secured by the XM-4 Satellite Collateral;

(c) Indebtedness (other than Credit Agreement Obligations) secured by Liens on the assets of Holdings (other than any Holdings Collateral) in an aggregate principal amount not to exceed $50,000,000; and

(d) any other Indebtedness agreed to by the Required Lenders.

“Permitted Investments” means:

(a) any Investment in the Borrower or in a Wholly Owned Subsidiary Guarantor;

(b) any Investment in Cash Equivalents;

(c) any Investment by the Borrower or any Subsidiary of the Borrower in a Person, if as a result of such Investment:

(i) such Person becomes a Wholly Owned Subsidiary Guarantor; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Wholly Owned Subsidiary Guarantor;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.03;

(e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;

(f) Hedging Obligations;

(g) Investments in existence on the Closing Date and modifications thereof;

(h) Investments in securities of trade creditors or customers received in compromise of obligations of such Person incurred in the ordinary course of business, including under any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Person;

(i) loans and advances to officers, directors and employees of the Borrower or any of its Material Subsidiaries in the ordinary course of business not to exceed $2,000,000 at any time outstanding;

(j) Investments indirectly acquired by the Borrower or any of its Material Subsidiaries through a direct Investment in another Person made in compliance with this

Agreement, provided that such Investments existed prior to and were not made in contemplation of such Investment;

(k) from and after any Parent Company Merger, Investments of Holdings in existence on the Closing Date; and

(l) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (l) since the Closing Date that are at the time outstanding, not to exceed $125,000,000.

“Permitted Liens” means:

(a) Liens in favor of the Borrower;

(b) Liens on property of a Person (including shares of stock or Indebtedness owned by such Person), existing at the time such Person is merged with or into or consolidated with the Borrower or any Material Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Material Subsidiary of the Borrower;

(c) Liens on property existing at the time of acquisition thereof by the Borrower or any Material Subsidiary of the Borrower; provided that such Liens were not incurred in contemplation of such acquisition;

(d) Liens to secure the performance of bids, tenders, leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(e) Liens to secure Indebtedness (including Capital Lease Obligations) permitted under subclause (v) of Section 6.01(b) covering only the assets acquired, constructed or improved with such Indebtedness;

(f) (x) Liens existing on the Closing Date (including Liens in favor of the Administrative Agent) set forth on Schedule 6.02 and (y) the GM/OnStar Liens;

(g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(h) Liens incidental to the conduct of the business of the Borrower or a Material Subsidiary of the Borrower or the ownership of its property and assets not securing Indebtedness, and which do not in the aggregate materially detract from the value of the assets or property of the Borrower and its Material Subsidiaries taken as a whole, or materially impair the use thereof in the operation of its business;

(i) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(j) judgment Liens not giving rise to an Event of Default;

(k) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Material Subsidiaries;

(l) any interest or title of a lessor under any Capital Lease Obligation;

(m) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower and its Material Subsidiaries;

(n) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;

(p) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business that are not delinquent or remain payable without penalty;

(q) Liens securing Specified Hedging Agreements with Qualified Counterparties that relate to Indebtedness that is otherwise permitted under this Agreement and Liens securing Specified Cash Management Arrangement Agreements with Qualified Counterparties; provided that in no event shall such Liens secure Obligations (as defined in the Second Lien Intercreditor Agreement) outstanding under such Specified Agreements in an amount that exceeds the Cap Amount (as defined in the Second Lien Intercreditor Agreement) minus the sum of (i) the aggregate amount of the Commitments of all Lenders hereunder and any other Obligation (as defined in the Second Lien Intercreditor Agreement) hereunder and under the other First Lien Documents (as defined in the Second Lien Intercreditor Agreement) and (ii) the Obligations (as defined in the Second Lien Intercreditor Agreement) which are outstanding from time to time under the Secured Notes;

(r) Liens encumbering property or other assets under construction in the ordinary course of business arising from progress or partial payments by a customer of the Borrower or the Borrower’s Subsidiaries relating to such property or other assets;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Material Subsidiaries in the ordinary course of business;

(t) Liens securing Indebtedness in an aggregate amount not to exceed $20,000,000 at any one time outstanding;

(u) Liens on Qualified Receivables securing Indebtedness permitted under Section 6.01(b)(x);

(v) from and after any Parent Company Merger, Liens of Holdings in existence on the Closing Date;

(w) Liens relating to Satellite Vendor Indebtedness or Permitted Refinancing Indebtedness in respect thereof covering only the asset acquired, constructed or improved with such Indebtedness;

(x) Liens securing Indebtedness permitted under Section 6.01(b)(vi); provided that such Liens are no more extensive than the liens securing the Indebtedness so refunded, refinanced or replaced thereby;

(y) Liens on the assets of the Borrower or any Material Subsidiary securing indebtedness incurred in any Qualified Sale and Leaseback Transaction, which, with respect to the XM-4 Sale and Leaseback Transaction shall be limited to the XM-4 Satellite Collateral; and

(z) Liens on cash in an amount not to exceed $120,000,000 and Liens on MLB Intellectual Property, in each case, incurred in connection with the MLB Contract while such agreement is in effect.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Material Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Material Subsidiaries (other than intercompany Indebtedness or the Secured Notes); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses, consent fees and premiums incurred in connection therewith);

(b) (i) if such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity shorter than that of the Loans or a final maturity date earlier than the Maturity Date, such Permitted Refinancing Indebtedness shall have a Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of the debt so extended, refinanced, renewed, replaced, defeased or refunded and a final Stated Maturity no earlier than the final maturity date of the debt so extended, refinanced, renewed, replaced, defeased or refunded or (B) in all other cases, such Permitted Refinancing Indebtedness shall have a final maturity date later than the final maturity date of, and shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Loans;

(c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(d) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured or secured with a Lien that is subordinated to the Liens created under the Loan Documents, such Permitted Refinancing Indebtedness is equally unsecured or subordinated, as applicable, on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(e) such Indebtedness is incurred either by the Borrower or by the Material Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, or in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Pre-Marketing Cash Flow” means, for any period, the Consolidated Net Income of Holdings, plus, without duplication and to the extent reflected as a charge in the statements of such Consolidated Net Income, the sum of (a) income taxes (or provision for income taxes); (b) interest expenses, losses from de-leveraging or other one time transactions, and other expenses considered part of the other expenses category in the consolidated financial statements contained in the reports of Holdings filed with the Securities and Exchange Commission (the “Holdings Statements”) and therefore non-operational; (c) losses associated with investments in non-consolidated Persons; (d) depreciation (including amounts related to research and development) and amortization expenses; (e) compensation expenses associated with equity-based compensation for employees and third parties pursuant to SFAS No. 123R, calculated in the same manner and using the same designated line items as in the Holdings Statements; (f) all marketing, advertising, subscriber acquisition and distribution expenses; and (g) expenses related to the sales of merchandise; and minus, without duplication and to the extent included in the statements of such Consolidated Net Income, the sum of (a) interest income, gains from de-leveraging or other one time transactions and other gains considered part of the other income category in the Holdings Statements and therefore non-operational; (b) all revenues associated with investments in non-consolidated Persons; and (c) all gains relating to the sales of merchandise.

“Pricing Grid” shall mean the table set forth below:

Senior Secured Leverage Ratio	Applicable Rate for ABR Loans	Applicable Rate for Eurocurrency Loans	Applicable Rate for Commitment Fees
Equal to or greater than 1.75 to 1.00	1.25%	2.25%	0.50%
Less than 1.75 to 1.00 and equal to or greater than 1.25 to 1.00	1.00%	2.00%	0.50%
Less than 1.25 to 1.00 and equal to or greater than 0.75 to 1.00	0.75%	1.75%	0.50%
Less than 0.75 to 1.00	0.50%	1.50%	0.375%

For the purposes of the Pricing Grid, changes in the Applicable Rate resulting from changes in the Senior Secured Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.01(a) or (b) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.01, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest of the applicable rates set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principals” means American Honda Motor Company, Inc. and GM.

“Principal Related Parties” means (a) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (a).

“Proceeds” means, with respect to any issuance or sale of Equity Interests or Indebtedness or contribution to capital, (a) the cash proceeds of such issuance or sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof or (b) the fair market value of any assets or securities that constitute proceeds of such issuance or sale or contribution, provided that the fair market value of such assets or securities shall be determined by the Board of Directors whose good faith resolution with respect thereto shall be conclusive and shall be delivered to the Administrative Agent, provided further, that the Board of

Directors’ determination must be based on an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing (or, in the case of assets such as satellites or network components generally found only in the satellite industry, an appraiser or other professional with expertise in the valuation of assets of such type) if the fair market value exceeds $20,000,000.

“Qualified Counterparty” shall mean, with respect to any Specified Agreement, any counterparty thereto that, at the time such Specified Agreement was entered into, was a Lender, the Administrative Agent or the Syndication Agent or an Affiliate of a Lender, the Administrative Agent or the Syndication Agent.

“Qualified Receivables” means the aggregate amount of accounts receivables of the Borrower determined in accordance with GAAP that are not more than 90 days past due.

“Qualified Sale and Leaseback Transaction” means a sale and leaseback transaction (a) involving one or more satellites of the Borrower or any Material Subsidiary of the Borrower or that is an XM-4 Sale and Leaseback Transaction and (b) the Net Proceeds (to the Borrower) of which, together with the aggregate Net Proceeds (to the Borrower) from all other sale and leaseback transactions involving satellites consummated after the Closing Date (including any subsequent replacements, amendments or modifications thereof), do not exceed $300,000,000.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Registration Rights Agreement” means the registration rights agreement entered into on or prior to the Closing Date among the Borrower and the initial purchasers of the New Senior Notes.

“Reinvestment Right” means the right of the Borrower and its Material Subsidiaries to, within 365 days after the receipt of any Net Proceeds from an Asset Sale, (a) apply such Net Proceeds, at the Borrower’s or such Material Subsidiary’s option to (i) acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business, or Voting Stock of a Material Subsidiary engaged in a Permitted Business (other than any such Voting Stock owned or held by a Subsidiary), (ii) to make a capital expenditure, or (iii) to acquire other assets that are used or useful in a Permitted Business that have an expected useful life of one year or longer, or (b) enter into a legally binding agreement to apply such Net Proceeds as described in the preceding clause (a) within six months after such agreement is entered into and apply such Net Proceeds in accordance with the terms of such agreement or the provisions of clause (a) above; provided that if such agreement terminates the Borrower shall have until the earlier of (x) 90 days after the date of such termination and (y) six months after the date of the Asset Sale resulting in such Net Proceeds to effect such an application.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release Date” means that date on which (a) all of the Secured Notes shall have been paid in full, (b) the Obligations under the Secured Notes are no longer secured by the Existing Security Interest and the Existing Intercreditor Agreements shall have been terminated, (c) all commitments to lend pursuant to such facilities shall have been terminated and (d) the Borrower shall have delivered to the Administrative Agent lien searches showing (i) no Liens securing obligations in excess of $5,000,000 in the aggregate in favor of any “lien creditor” (as defined in the UCC) other than those as may be acceptable to the Administrative Agent and (ii) no Liens in favor of any other Person, other than Permitted Liens.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 6.06(a)(4).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Satellite Vendor Indebtedness” means Indebtedness of the Borrower to a satellite or satellite launch vendor or Affiliate thereof consisting of or otherwise financing the deferral of payments required to be made by the Borrower to the vendor in respect of the construction, launch and/or insurance of all or part of one or more satellites to be used in the Permitted Business but not beyond the date on which the Borrower shall have legal title to such satellites or the date of such satellite launches, as applicable.

“Second Lien Intercreditor Agreement” means the Second Lien Intercreditor Agreement among the Collateral Agent, for the benefit of the Existing Secured Parties (if the Release Date has not occurred), the Administrative Agent, for the benefit of the New Secured Parties, and the GM Parties, in the form of Exhibit G, as amended, supplemented or otherwise modified from time to time.

“Secured Notes” means (a) the aggregate outstanding principal amount of secured 12% senior notes due 2010 (the “Existing 12% Notes”), (b) the Existing 10% Notes, (c) the aggregate outstanding principal amount of secured 14% senior discount notes due 2009 (the “Existing 14% Notes”) and (d) the aggregate outstanding principal amount of secured senior floating rate notes due 2009 (the “Existing Floating Rate Notes”), in the case of the Existing 12% Notes, the Existing 14% Notes and the Existing Floating Rate Notes, issued by the Borrower pursuant to the applicable Secured Notes Indenture and in the case of the Existing 10% Notes, issued pursuant to the Note Purchase Agreement. As of May 2, 2006, the aggregate outstanding principal amount of the Existing 12% Notes equaled $400,000, the aggregate outstanding principal amount of the Existing 10% Notes equaled approximately $100 million and notices of redemption had been given with respect to the 14% Notes and the Existing Floating Rate Notes so that the aggregate outstanding principal amounts of such notes outstanding on May 31, 2006, immediately following the final redemption of such notes, will equal zero.

“Secured Notes Indentures” means (a) the Indenture dated as of June 17, 2003, made by the Borrower, in favor of the trustee thereunder, pursuant to which the Existing 12% Notes were issued, (b) the Indenture dated as of January 28, 2003, made by the Borrower, in favor of the trustee thereunder, pursuant to which the Existing 14% Notes were issued and (c) the Indenture dated as of April 20, 2004, made by the Borrower, in favor of the trustee thereunder, pursuant to which the Existing Floating Rate Notes were issued, in each case, as may be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means the Existing Collateral Documents, the Collateral Agreement, the Foreign Pledge Agreements and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Senior Fixed Rate Notes” shall mean the $600,000,000 in aggregate principal amount of unsecured senior fixed rate notes due 2014 issued by the Borrower pursuant to the applicable Senior Notes Indenture.

“Senior Floating Rate Notes” means the $200,000,000 in aggregate principal amount of unsecured senior floating rate notes due 2013 issued by the Borrower pursuant to the applicable Senior Notes Indenture.

“Senior Notes Documents” shall mean, collectively, the Senior Notes Indentures and the New Senior Notes and any other agreements entered into in connection therewith.

“Senior Notes Indentures” means (a) the Indenture dated as of May 1, 2006, made by the Borrower, in favor of the trustee thereunder, pursuant to which the Senior Floating Rate Notes were issued and (b) the Indenture dated as of May 1, 2006, made by the Borrower, in favor of the trustee thereunder, pursuant to which the Senior Fixed Rate Notes were issued, in each case as may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Debt” means at any date the difference between (a) Consolidated Total Senior Debt on such date and (b) unsecured Indebtedness included in Consolidated Total Senior Debt on such date.

“Senior Secured Leverage Ratio” means, with respect to Holdings and its Subsidiaries on a consolidated basis on the last day of any fiscal quarter of Holdings for the four quarter period ended as of such day, the ratio of (a) Senior Secured Debt on such date to (b) Pre-Marketing Cash Flow for such period.

“SPC” has the meaning assigned to such term in Section 9.04(e).

“Specified Agreement” means any Specified Hedging Agreement and any Specified Cash Management Arrangement Agreement.

“Specified Cash Management Arrangement” means any arrangement for cash management, clearing house, wire transfer, depository, treasury or investment services in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis (including all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of Holdings, the Borrower or any of its Subsidiaries arising out of any cash management, clearing house, wire transfer, depository, treasury or investment services) provided to Holdings, the Borrower or any of its Subsidiaries by a Qualified Counterparty that has been designated by the Borrower (with the consent of the Administrative Agent, which shall not unreasonably be withheld) as a Specified Cash Management Arrangement. The designation of any such arrangement as a Specified Cash Management Arrangement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral.

“Specified Cash Management Arrangement Agreement” means any agreement or document made, delivered or given in connection with any Specified Cash Management Arrangement.

“Specified Hedging Agreement” means any interest rate Swap Agreement entered into by the Borrower or any Loan Party and any Qualified Counterparty.

“Specified Hedging Agreement Obligations” means all obligations and liabilities of any Loan Party to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Hedging Agreement, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including interest accruing at the then applicable rate provided in any Specified Hedging Agreement after the maturity of the obligations thereof and interest accruing at the then applicable rate provided in any Specified Hedging Agreement after the commencement of any bankruptcy case or insolvency, reorganization or like proceeding relating to such Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, and all reasonable fees and disbursements of counsel to the Qualified Counterparty that are required to be paid by such Loan Party pursuant to the terms of any Specified Hedging Agreement)

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subscriber” means a subscriber in good standing to the XM Radio Service that has paid subscription fees for at least one month of such service and whose subscription payments are not delinquent.

“Subsidiary” means, with respect to any specified Person:

(a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Equity Interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b) any partnership, trust or limited liability company (a) the sole general partner or the managing general partner, or the sole manager or trustee, of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or a combination thereof).

“Subsidiary Loan Party” shall mean each Subsidiary of the Borrower that is at any time a Material Subsidiary; provided that the FCC License Subsidiary shall only be a Subsidiary Loan Party to the extent it is permitted to Guarantee the Borrower Obligations under applicable law, rules or regulations, including rules and regulations of the Federal Communications Commission.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means Credit Suisse Securities (USA) LLC, as syndication agent.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated March 15, 2000 among Holdings, the Borrower and XM Radio Inc., as in effect on the Closing Date.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including any interest, penalties and additions thereto) imposed by any Governmental Authority.

“Total Assets” means the total assets as set forth on the most recent balance sheet of the Borrower prepared in accordance with GAAP.

“Total Incremental Equity” means, at any date of determination, the sum of, without duplication: (a) the aggregate cash proceeds received by the Borrower since the Closing Date from the issuance or sale of Equity Interests of the Borrower to Holdings (other than Disqualified Stock but including Equity Interests issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Equity Interests of the Borrower other than Disqualified Stock), or of contributions to the equity capital of the Borrower by Holdings or the fair market value of the consideration (if other than cash) from the issuance or sale of Equity Interests (other than Disqualified Stock) of the Borrower to Holdings or of actual or deemed capital contributions to the common equity capital of the Borrower by Holdings from the issuance of Equity Interests of Holdings in exchange for the retirement of Pari Passu Indebtedness of the Borrower since the Closing Date, to any Person other than a Subsidiary; plus (b) an amount equal to the net reduction in Investments in any Person (other than Permitted Investments) resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, in each case to the Borrower or any Material Subsidiary after the Closing Date from such Person; provided, however, that the amount in the foregoing clause (b) shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by the Borrower or any Material Subsidiary in such Person and that constitutes a Restricted Payment that has been deducted from Total Incremental Equity pursuant to clause (c) below; minus (c) the aggregate amount of all Restricted Payments declared or made on or after the Closing Date.

“Transactions” means the execution, delivery and performance by the Borrower and Holdings of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, the execution, delivery and performance by Holdings and the Subsidiary Loan Parties of the Guarantee Agreement, the grant of security interests by the Loan Parties pursuant to the Security Documents, the issuance of the New Senior Notes by the Borrower, the tender for or redemption of the Secured Notes by the Borrower and the release by GM and OnStar of their respective Liens under, and agreement to no longer be a secured party under, the Existing Security Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (or liquidation preference, as applicable), including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount (or liquidation preference) of such Indebtedness (or Disqualified Stock, as applicable).

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

“Wholly Owned Subsidiary Guarantor” means a Wholly Owned Subsidiary of the Borrower that Guarantees the Borrower Obligations pursuant to the Loan Documents.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“XM-4 Sale and Leaseback Transaction” means a sale and leaseback transaction (whether classified as an operating lease, a capital lease or otherwise) involving the XM-4 Satellite Collateral (including contractual rights to receive the XM-4 Satellite upon delivery by the manufacturer (whether then held by the Borrower or Holdings)).

“XM-4 Satellite” means the satellite known as XM-4 and owned by either Holdings or the Borrower.

“XM-4 Satellite Collateral” means the XM-4 Satellite and the Ancillary XM-4 Satellite Collateral. For the avoidance of doubt, Indivisible Ancillary XM-4 Satellite Collateral shall not constitute XM-4 Satellite Collateral.

“XM Radio Service” means digital radio programming transmitted by satellites and terrestrial repeating stations to vehicle, home and portable radios in the United States.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require,

any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II.

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that shall not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments or, during the Initial Period, $50,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments or, during the Initial Period, $50,000,000; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan; and provided further, that the Swingline Lender shall not advance any new Swingline Loans after it has received written notice from any Lender or any Loan Party that a Default has occurred and is continuing and stating that no new Swingline Loans are to be made until such Default has been cured or waived in accordance with the provisions of this Agreement. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of standby and commercial Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time (x) from and after the earlier to occur of (a) the Release Date and (b) the date on which the Existing Intercreditor Agreements are amended in a manner reasonably satisfactory to the Required Lenders to provide the Lenders with the same rights as the Existing Secured Parties under the Existing Intercreditor Agreements with respect to such Letters of Credit as if such Letters of Credit were fully drawn and the reimbursement obligations in respect thereof constituted principal amounts outstanding, and (y) up until the end of the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the Letter of Credit Sublimit and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments or, during the Initial Period, $50,000,000.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that, notwithstanding the foregoing, any Letter of Credit may have an expiration date that is not later than two years after the Maturity Date to the extent that, on or prior to the Maturity Date, the Borrower shall have deposited in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the New Secured Parties, an amount in cash equal to the LC Exposure with respect to such Letter of Credit and any accrued and unpaid interest and fees that are expected to be payable (whether as LC Participation Fees, fronting fees or otherwise) until the expiration thereof on a first priority secured basis and on other terms and conditions reasonably acceptable to the Administrative Agent.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the

Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender shall not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed election or (ii) in the case of an ABR Borrowing, not later than 2:00 pm, New York City time, one Business Day before the date of the proposed election, of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Commitments as so reduced.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments pursuant to this Section shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) The Administrative Agent shall maintain a Register in accordance with Section 9.04(b)(iv).

(c) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times

(including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

SECTION 2.10 Prepayment of Loans and Asset Sale Offer. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing pursuant to Section 2.10(a) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c) If, at any time, the aggregate amount of Excess Proceeds of the Borrower and its Material Subsidiaries shall exceed $10,000,000, within three Business Days of such date, the entire amount of such Excess Proceeds shall be offered (the “Asset Sale Offer”) to the Lenders on a pro rata basis in accordance with their respective Commitments to be applied to the permanent reduction of the total Commitments on the date that is 10 Business Days after the making of such Asset Sale Offer. If a Lender does not accept such Asset Sale Offer within five Business Days of the making of such Asset Sale Offer by providing notice of its acceptance to the Administrative Agent, such amount may be used by the Borrower for any purposes not otherwise prohibited by this Agreement.

(d) If, at any time, a Change in Control shall have occurred, the Borrower shall, within one Business Day thereof, make an offer (the “Change in Control Offer”) to permanently terminate the Commitments of all accepting Lenders on that date that is 10 Business Days after the making of such Change in Control Offer. The Commitments of all Lenders that have so accepted such offer shall be permanently terminated on such tenth Business Day.

(e) Any reduction or termination of the Commitments pursuant to Section 2.10(c) or (d) shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans of (or participated in by) the Lenders who have accepted the Asset Sale Offer or the Change in Control Offer, as applicable, to the extent, if any, that the sum of the Revolving Credit Exposures of such Lenders exceed the total Commitments of such Lenders as so reduced;

provided that if the aggregate principal amount of Revolving Loans and Swingline Loans of (or participated in by) the Lenders who have accepted the Asset Sale Offer or Change in Control Offer, as applicable, then outstanding is less than the Commitments of such Lenders as so reduced (because L/C Exposure constitutes a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in immediately available funds in a cash collateral account established with the Administrative Agent for the benefit of the Issuing Bank and the Lenders on terms and conditions satisfactory to the Administrative Agent (and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Issuing Bank and the Lenders, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure all L/C Exposure of the Issuing Bank and such Lenders from time to time outstanding and all other Credit Agreement Obligations of such Lenders). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent, the Issuing Bank and such Lenders or that the total amount of such funds is less than the amount of such excess, the Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) the amount of such excess over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. The application of any prepayment pursuant to this Section 2.10 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.

SECTION 2.11 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) during the period from and including the Closing Date to but excluding the date on which the Commitment of such Lender terminates, computed at the Applicable Rate on the average daily unused amount of the Available Commitment of such Lender during the period for which payment is made. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee (an “LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. LC

Participation Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All LC Participation Fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and LC Participation Fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the

Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.14 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes; provided that if the Borrower shall be required by applicable law to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes (including Other Taxes), the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Other Taxes) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including such Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to make payment to the Administrative Agent, such Lender or the Issuing Bank pursuant to this Section in respect of penalties or interest attributable to any Indemnified Taxes if (i) written demand therefor has not been made by the Administrative Agent, such Lender or the Issuing Bank within 90 days from the date on which the Administrative Agent, such Lender or the Issuing Bank knew of the imposition of Indemnified Taxes by the relevant Governmental Authority, or (ii) such penalties or interest are attributable to the gross negligence or willful misconduct of the Administrative Agent, such Lender or the Issuing Bank. After the Administrative Agent, a Lender or the Issuing Bank learns of the imposition of Indemnified Taxes, the Administrative Agent, such Lender or the Issuing Bank, as the case may be, will act in good faith to promptly notify the Borrower of its obligations hereunder. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes (including Other Taxes) by the Borrower to a Governmental Authority and in any event within 30 days of any such payment being made, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii) duly completed copies of Internal Revenue Service Form W-8ECI; or

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit I, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN.

(f) Each Foreign Lender agrees to promptly notify the Administrative Agent and the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction or any certification previously provided to the Administrative Agent or the Borrower.

(g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes (including Other Taxes) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to the Borrower, the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19 New Commitments.

(a) The Borrower may, by written notice to the Administrative Agent, elect to request at any time prior to the Maturity Date, an increase to the existing Commitments (any such increase, the “New Commitments”), by an amount (i) not in excess of $100,000,000 in the aggregate and (ii) that is an integral multiple of $5,000,000 and not less than $10,000,000 (or such lesser amount which shall be approved by the Administrative Agent). Such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Commitments shall be effective, which shall be a date not less than ten (10) Business Days nor more than 60 days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person (each, a “New Lender”) to whom the Borrower proposes any portion of such New Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment and, if such Person shall not already be a Lender hereunder, such Person shall be approved by the Borrower, the Administrative Agent and the Issuing Bank (such approval not to be unreasonably withheld). Such New Commitments shall become effective as of such Increased Amount Date so long as (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments and the use of the proceeds therefrom; (2) each of the conditions set forth in Section 4.02 shall be satisfied on such Increased Amount Date and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower; (3) the New Commitments shall be effected pursuant to one or more Assignment and Assumption and an amendment to this Agreement executed and delivered by the Borrower and the Administrative Agent, each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.16(e) and (f); (4) the Borrower shall make any payments required pursuant to Section 2.15 in connection with the New Commitments; and (5) the Borrower shall deliver or cause to be delivered any legal opinions, board resolutions authorizing the incurrence of such additional Indebtedness (to the extent not previously authorized), or other closing certificates and documents reasonably requested by the Administrative Agent in connection with any such transaction (including confirmation that the obligations of the Loan Parties with respect to such New Commitments (and any Loans or extensions of credit thereunder) are secured by the Collateral and the priority of the Administrative Agent’s Lien in such Collateral has not been affected by the New Commitments.

(b) On any Increased Amount Date on which New Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the Lenders, at the principal amount thereof (together with accrued interest), such interests in the Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans will be held by existing Lenders and New Lenders ratably in accordance with their Commitments after giving effect to the addition of such New Commitments to the Commitments, (ii) each New Commitment shall be deemed for all purposes to be a Commitment and each Loan made thereunder following such assignment (a “New Loan”) shall be deemed for all purposes to be a Loan and (iii) each New Lender shall become a Lender with respect to the New Commitment and all matters relating thereto.

(c) The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the New Commitments and the New Lenders, and (ii) in the case of each notice to any Lender, the respective interests in such Lender’s Loans, in each case subject to the assignments contemplated by this Section.

(d) The terms and provisions of the New Loans shall be identical to the Loans. Notwithstanding the requirements of Section 9.02, the Administrative Agent and the Borrower may, without the consent of any of the Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provision of this Section 2.19.

ARTICLE III.

Representations and Warranties

The Borrower and Holdings each represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of Holdings, the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within the corporate or other organizational powers of each of Holdings, the Borrower and its Subsidiaries, and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. Each of this Agreement and the other Loan Documents has been duly executed and delivered by each of the Loan Parties party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable law or regulation or any order of any Governmental Authority except where such violation, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (ii) the charter, by-laws or other organizational documents of Holdings, the Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any of its Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of its Subsidiaries except where such violation or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of its Subsidiaries (other than the Liens granted pursuant to the Loan Documents and the GM/OnStar Liens).

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at December 31, 2005 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to the Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made and the New Senior Notes to be issued on the Closing Date and the use of proceeds thereof, (ii) the tender for and/or redemption of any or all of the Secured Notes on or prior to the Closing Date, (iii) the payment of fees and expenses in connection with the foregoing, and (iv) exchanges of approximately $80,000,000 principal amount at maturity of certain Secured Notes for Equity Interests and repurchase of shares of Holdings’ Series B Preferred Stock for approximately $18,300,000. The Pro Forma Balance Sheet has been prepared based on the best information available to Holdings and the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Holdings, the Borrower and its consolidated Subsidiaries as at December 31, 2005, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at December 31, 2003, December 31, 2004 and December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at December 31, 2005 and the related unaudited consolidated statements of income and cash flows for the year ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). None of Holdings, the Borrower or any of its Subsidiaries has any material Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2005 to and including the date hereof there has been no disposition by any of Holdings, the Borrower or any of its Subsidiaries of any material part of its business or property.

(c) Since December 31, 2005, there has been no material adverse change in the business, assets, properties, liabilities (actual and contingent), operations or financial condition of Holdings, the Borrower and its Subsidiaries, taken as a whole (other than (i) as shall have been disclosed in Holdings’ and the Borrowers’ public filings with the Securities and Exchange Commission or (ii) as otherwise disclosed to the Lenders in writing, in each case prior to the effective date of the Commitment Letter).

SECTION 3.05 Litigation. (a) As of the Closing Date, all significant claims, actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of its Subsidiaries are set forth on Schedule 3.05 hereto.

(b) Notwithstanding anything set forth in Section 3.05(a) or Schedule 3.05, there are no material claims, actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(c) Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 3.05 that, individually or in the aggregate, has resulted in, or could reasonably be expected, individually or in the aggregate, to result in, a Material Adverse Effect.

SECTION 3.06 Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.07 Investment Company Status. Neither Holdings, the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.08 Taxes. Each of Holdings, the Borrower and its Subsidiaries has (a) timely filed or caused to be filed all Tax returns and reports required to have been filed and all such Tax returns and reports are true and correct in all material respects, and (b) has paid or caused to be paid all material Taxes required to have been paid by it and all material assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. Each of Holdings, the Borrower and its Subsidiaries has set aside on its books adequate reserves in accordance with GAAP for all Taxes not yet due and payable. Each of Holdings, the Borrower and its Subsidiaries is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.09 ERISA. Borrower and each of its ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their obligations under each Plan. Each Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower or any ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower and each of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is $25,000,000. Borrower and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. No such Multiemployer Plan is in Reorganization or Insolvent.

SECTION 3.10 Federal Reserve Regulations. (a) None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that violates the Margin Regulations.

SECTION 3.11 Title to Properties; Possession Under Leases. (a) Each of Holdings, the Borrower and its Subsidiaries has good and valid record fee simple title to (in the case of owned real property), or good title to or valid leasehold interests in, or easements or other limited property interests in, or has a license to use, all its real and personal property and assets material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such properties and assets are free and clear of Liens, other than (in the case of any such properties or assets other than Equity Interests) Permitted Liens and (in the case of Equity Interests) Liens referenced in clauses (a), (b), (f) and (g) of the definition of “Permitted Liens”.

(b) Each of Holdings, the Borrower and its Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of Holdings, the Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of Holdings, the Borrower and its Subsidiaries (i) owns or has a license to use, on terms not materially adverse to it, all Intellectual Property and rights with respect thereto necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of its business, except where the failure to own or have a license to use could not reasonably be expected to have a Material Adverse Effect and (ii) has taken commercially reasonable steps, consistent with industry standards, to maintain and protect its Intellectual Property, except where the failure to maintain and protect any such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. Neither Holdings, the Borrower nor any of its Subsidiaries is infringing upon, misappropriating, diluting or otherwise violating the Intellectual Property rights of any other Person, except where any such infringement, misappropriation, dilution, or violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there is no pending or threatened claim or litigation against any of Holdings, the Borrower or its Subsidiaries alleging any such infringement, misappropriation, dilution or other violation. With respect to each item of Intellectual Property, each of Holdings, the Borrower and its Subsidiaries (i) has the right to use and possesses all right, title and interest in and to such Intellectual Property free and clear of any Liens, licenses or other restrictions, other than Permitted Liens, and (ii) has performed all acts (including making all necessary recordations and filings) and has paid all required fees and taxes to maintain such Intellectual Property in full force and effect and to protect and maintain its interest therein, except where the failure to maintain or have the right to use any such Intellectual Property could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.12 Subsidiaries. Schedule 3.12 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Subsidiary.

SECTION 3.13 Disclosure. Each of Holdings and the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time such projections were prepared.

SECTION 3.14 Environmental Matters. (a) Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by Holdings, the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened which allege a violation of any Environmental Laws or any other Environmental Liability, in each case relating to Holdings, the Borrower or any of its Subsidiaries, (ii) each of Holdings, the Borrower and its Subsidiaries has all environmental permits necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) no Hazardous Material is located at any property currently or, to the knowledge of Holdings, the Borrower or any of its Subsidiaries, formerly owned, operated or leased by Holdings, the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of Holdings, the Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by Holdings, the Borrower or any of its Subsidiaries and transported to or released at any location in a manner that could reasonably be expected to cause Holdings, the Borrower or any of its Subsidiaries to incur any Environmental Liability, and (iv) there are no acquisition or other agreements pursuant to which Holdings, the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any Environmental Liability.

(b) Except as set forth on Schedule 3.14 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings, the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 3.14 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.15 Security Documents. (a) The Existing Collateral Documents are effective to create in favor of the Collateral Agent, for the benefit of the New Secured Parties, a legal, valid and enforceable security interest in the Existing Collateral described therein and proceeds thereof to the extent intended to be created thereby and the security interest of the Collateral Agent for the benefit of the New Secured Parties shall be equally and ratably secured with the security interest of the Collateral Agent for the benefit of the Existing Secured Parties (other than the GM Parties), and no intervening Liens other than Permitted Liens shall exist between the date of the Existing Security Documents and the Closing Date.

(b) On or promptly after the Release Date, in accordance with the Collateral and Guarantee Requirement, the Collateral Agreement shall be effective to create in favor of the Administrative Agent, for the benefit of the New Secured Parties, a legal, valid, enforceable and perfected security interest in the Collateral and proceeds thereof to the extent intended to be created thereby, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

(c) On or promptly after the Release Date, in accordance with the Collateral and Guarantee Requirement, the Administrative Agent, for the benefit of the New Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property (to the extent contemplated to be created thereby), in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date to the extent perfection is not governed by the UCC) except Liens permitted by Section 6.02 and Liens having priority by operation of law.

(d) On or promptly after the Release Date, in accordance with the Collateral and Guarantee Requirement, each Foreign Pledge Agreement shall be effective to create in favor of the Administrative Agent, for the benefit of the New Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in a Foreign Pledge Agreement, when certificates representing such Pledged Collateral are delivered to the Administrative Agent on or promptly after the Release Date, the Administrative Agent, for the benefit of the New Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Borrower Obligations and the Guarantees thereof, in each case prior and superior in right to any other person.

SECTION 3.16 Solvency. (a) Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, exceeded the debts and liabilities, direct, subordinated, contingent or otherwise, of such Loan Party; (ii) the present fair saleable value of the property of each Loan Party was greater than the amount that will be required to pay the probable liability of such Loan Party, on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

(b) No Loan Party intends to, and no Loan Party believes that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Indebtedness.

ARTICLE IV.

Conditions

SECTION 4.01 Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) Hogan & Hartson LLP, counsel for the Borrower, substantially in the form of Exhibit B, and (ii) other special counsel reasonably satisfactory to the Administrative Agent, in each case, covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Loan Party, as applicable, and, to the extent applicable, (A) certified as of the Closing Date by such Loan Party’s secretary or assistant secretary as being true and complete copies as in effect on the Closing Date without modification or amendment and (B) certified as of the Closing Date or a recent date prior thereto by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of each Loan Party executing the Loan Documents to which such Loan Party is a party; (iii) resolutions of the board of directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a certificate of the secretary or assistant secretary of each Loan Party as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party; (v) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, dated a recent date prior to the Closing Date; (vi) a certificate of another officer of each Loan Party as to the incumbency and specimen signature of the secretary or assistant secretary executing any certificate with respect to such Loan Party pursuant to this clause (c); and (vii) such other documents as Administrative Agent may reasonably request.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, (i) confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and (ii) confirming that (x) at least 80% of the aggregate amount of the Existing 12% Notes, the Existing 14% Notes and the Existing Floating Rate Notes outstanding as of December 31, 2005 have been or are being replaced with unsecured Indebtedness or otherwise retired or redeemed in a manner that has not resulted in the incurrence of new secured Indebtedness (other than Indebtedness under this Agreement), (y) none of the GM Parties has a Lien on the Collateral pursuant to the Existing Collateral Documents and (z) none of the GM Parties is an Existing Secured Party under the Existing Collateral Documents.

(e) The elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(f) On or prior to the Closing Date;

(i) the Borrower shall have issued the New Senior Notes in an aggregate principal amount of not less than $600,000,000 and shall have received the net proceeds therefrom, which proceeds shall be used to tender for and/or redeem Secured Notes, prepay other existing obligations or indebtedness and for working capital and general corporate purposes, as specified in the Offering Memorandum relating to the New Senior Notes; and

(ii) the Borrower shall have delivered to the Administrative Agent complete, correct and conformed copies of the Senior Notes Documents.

(g) On the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement and (ii) other Indebtedness permitted pursuant to Section 6.01.

(h) The Lenders shall have received a solvency certificate substantially in the form of Exhibit D and signed by the Chief Financial Officer of Holdings and the Borrower confirming the solvency of Holdings and the Borrower after giving effect to the Transactions.

(i) The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.05 of this Agreement, together with endorsements naming the Collateral Agent, for the benefit of the New Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.05.

(j) All material third party approvals necessary in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and shall be in full force and effect.

(k) The Administrative Agent shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Latham & Watkins LLP and any local counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(l) (x) The GM Parties will no longer be secured parties under any of the Existing Security Documents and the Administrative Agent shall have received fully executed copies of the letter agreement by GM and OnStar to Holdings and the Borrower dated on or prior to the date hereof confirming the foregoing and that the GM/OnStar Credit Facility is not secured by any of the Collateral as of the date thereof, and (y) the Administrative Agent shall have received from the Collateral Agent and the GM Parties counterparts of the Second Lien Intercreditor Agreement duly executed and delivered on behalf of such person.

(m) The Administrative Agent and the Lenders shall have received a detailed consolidated quarterly budget and quarterly projections for the Borrower and its Subsidiaries for the 2006 fiscal year.

(n) The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; provided that, for purposes of the foregoing, the proceeds of any such Borrowing shall be excluded for purposes of determining whether a Default has occurred under Section 6.09.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V.

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements; and Other Information. The Borrower shall furnish to the Administrative Agent (for distribution to the Lenders):

(a) within 90 days after the end of each fiscal year of Holdings, Holdings’ audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the delivery by the Borrower of Annual Reports on Form 10-K of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.01(a) to the extent such Annual Reports include the information and otherwise satisfy the requirements specified herein);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, Holdings’ unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by the Borrower of Quarterly Reports on Form 10-Q of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.01(b) to the extent such Quarterly Reports include the information and otherwise satisfy the requirements specified herein);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating the Senior Secured Leverage Ratio and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) concurrently with the delivery of financial statements under clause (a) above, a consolidated budget for the fiscal year following that to which such financial statements relate as presented to the Board of Directors which shall include, with respect to the Borrower and its Subsidiaries, ending total subscribers, gross and net subscriber additions by type, churn by plan, total revenue, subscription revenue, subscription average revenue per unit (ARPU), gross margin, subscription margin, research and development expenses, programming expenses, advertising and marketing expenses, subscriber acquisition costs, cost per gross and net add, EBITDA (as calculated in the consolidated budget presented to the Board of Directors), deferred subscription revenue balance, Indebtedness, cash and capital expenditures;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and

(h) promptly after the request by the Administrative Agent or any Lender all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, with respect to any Loan Party.

SECTION 5.02 Notices of Material Events. The Borrower shall furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(d) any notice provided to the Collateral Agent under (i)(x) clauses (C), (E) and (F) of Section 4.1(b), (y) clause (C) of Section 4.2(b), and (z) clause (B) of Section 4.3(b) of the Existing General Security Agreement, (ii) Section 9(e) of the Existing FCC License Subsidiary Pledge Agreement and (iii) each other notice required to be delivered to the Collateral Agent pursuant to the terms of the Existing Collateral Documents; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Borrower shall, and shall cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04 Obligations and Taxes. The Borrower shall, and shall cause each of its Material Subsidiaries to, pay its obligations, including material Tax liabilities, that, if not paid, could reasonably be expected to result in a Lien (other than a Permitted Lien) on the properties (or any part thereof) of the Borrower or any of its Material Subsidiaries, or a Material

Adverse Effect, in each case before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall, and shall cause each of its Material Subsidiaries to, timely and correctly file all Tax returns and reports required to be filed by it. The Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.05 Maintenance of Properties; Insurance. The Borrower shall, and shall cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that satellite insurance shall not be required. Each such policy of insurance shall (i) name, prior to the Release Date, the Collateral Agent, and at all times on and after the Release Date, the Administrative Agent, on behalf of the New Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Administrative Agent, that names, prior to the Release Date, the Collateral Agent, and at all times on and after the Release Date, the Administrative Agent, on behalf of the New Secured Parties, as the loss payee thereunder and (iii) provide for at least thirty days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy. The Borrower shall, and shall cause each of its Material Subsidiaries to, use commercially reasonable efforts, consistent with industry standards, to prosecute, maintain, and enforce all Intellectual Property owned or held by the Borrower or its Material Subsidiaries that is material to the conduct of its business.

SECTION 5.06 Books and Records; Inspection Rights. The Borrower shall, and shall cause each of its Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. If such visit and inspection occurs at a time when no Default has occurred and is continuing, such visit and inspection by the Administrative Agent or any Lender shall be coordinated through the Administrative Agent and shall be limited to one visit and inspection during any consecutive twelve-month period.

SECTION 5.07 Compliance with Laws. The Borrower shall, and shall cause each of its Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans and Letters of Credit will be used solely to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Margin Regulations of the Board.

SECTION 5.09 Compliance with Environmental Laws. The Borrower shall, and shall cause each of its Material Subsidiaries to, comply with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10 Further Assurances. (a) The Borrower shall, and shall cause each of the Subsidiary Loan Parties to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents and recordings of Liens in stock registries), that may be required under any applicable law or the Security Documents, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents; provided that, until the Release Date, such actions with respect to perfection shall be limited to the requirements set forth in the Existing Security Documents. The Borrower shall deliver to the Administrative Agent on the Release Date an updated Perfection Certificate dated the Release Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.

(b) If any asset that has an individual fair market value in an amount greater than $5,000,000 million is created, developed or acquired by the Borrower or any other Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof or that are not required to become subject to the Liens of the Administrative Agent pursuant to the Security Documents), the Borrower shall, and shall cause the Subsidiary Loan Parties to, cause such asset, on or promptly after the acquisition thereof, to be subjected to a Lien securing the Borrower Obligations and the Guarantor Obligations of such Subsidiary Loan Party, as applicable, and shall take, and shall cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, provided that, until the Release Date, such actions with respect to perfection shall be limited as set forth in the Existing Security Documents.

(c) If any newly formed or acquired or any existing direct or indirect Subsidiary of the Borrower becomes a Subsidiary Loan Party, within ten Business Days after the date such Subsidiary becomes a Subsidiary Loan Party, the Borrower shall notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after such date or such longer period as the Administrative Agent shall agree, the Borrower shall, and shall cause its Subsidiaries to, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, provided that, until the Release Date, such actions with respect to perfection shall be limited as set forth in the Existing Security Documents.

(d) If any newly formed or acquired or any existing Subsidiary of the Borrower becomes a Foreign Subsidiary, within ten Business Days after the date such Subsidiary becomes a Foreign Subsidiary, the Borrower shall notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after such date or such longer period as the Administrative Agent shall agree, the Borrower shall, and shall cause its Subsidiaries to, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary owned by or on behalf of any Loan Party, provided that, until the Release Date, such actions with respect to perfection shall be limited as set forth in the Existing Security Documents.

(e) (i) The Borrower shall furnish to the Administrative Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number, (D) in any Loan Party’s jurisdiction of organization or (E) in any Loan Party’s chief executive office or sole place of business, in each case from that set forth on Schedule 3.17; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for (i) prior to the Release Date, the Collateral Agent, for the benefit of the Existing Secured Parties, and (ii) on or after the Release Date, the Administrative Agent, for the benefit of the New Secured Parties, to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in accordance with Security Documents and (ii) the Borrower shall, and shall cause its Subsidiaries to, promptly notify the Administrative Agent to the extent it becomes aware (A) of any material portion of the Collateral being damaged or destroyed, (B) of any Lien (other than any Permitted Lien) on any Collateral which would have a material adverse affect on the ability of the Administrative Agent to exercise any of its remedies under the Loan Documents and (C) of the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the security interest created by the Security Documents.

(f) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on the holder of such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, (ii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(b)(v) that is secured by a Lien permitted pursuant to clause (e) of the definition of Permitted Lien (to the extent such clause (e) refers to Section 6.01(b)(v))) or (iii) any asset with respect to which the Administrative Agent reasonably determines that the cost of the satisfaction of the provisions of this Section 5.10 with respect thereto exceeds the value of the security afforded thereby; provided that, upon the reasonable request of the Administrative Agent, the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (i) and (ii) above.

(g) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights or ensuring the priority of the Collateral Agent on behalf of the Existing Secured Parties and the New Secured Parties and/or the Administrative Agent on behalf of the New Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto, provided that, until the Release Date, such actions with respect to perfection shall be limited as set forth in the Existing Security Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(h) Notwithstanding anything to the contrary herein, the Administrative Agent shall have the right to file such financing statements and amendments and continuations thereof as it deems reasonably necessary to ensure that as of the Release Date the Liens created by the Security Documents with respect to the Borrower Obligations and the Guarantor Obligations have the same priority as they would have had had they been executed, and filings in respect thereof had been made, as of the Closing Date.

ARTICLE VI.

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Incurrence of Indebtedness and Issuance of Disqualified Stock. (a) Except as provided in clause (b) of this Section 6.01 the Borrower shall not, and shall not permit any of its Material Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower shall not issue any Disqualified Stock.

(b) Clause (a) of this Section 6.01 shall not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Borrower or any Material Subsidiary of unsecured Indebtedness in an aggregate principal amount (including the aggregate principal amount of all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i)) which does not exceed, as of the date of such incurrence, at any time outstanding $500,000,000; provided that such Indebtedness shall have a final Stated Maturity of principal at least six months later than the Maturity Date;

(ii) unsecured subordinated Indebtedness or Disqualified Stock of the Borrower in an aggregate principal amount (or liquidation preference, as applicable) (including the aggregate principal amount (or liquidation preference, as applicable) of all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness or Disqualified Stock, as applicable, incurred pursuant to this subclause (iii)) at any time outstanding not to exceed the product of (a) $100.00 and (b) the number of Subscribers at such time; provided that such subordinated Indebtedness or Disqualified Stock, as applicable, shall have a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Loans and a final Stated Maturity of principal at least six months later than the Maturity Date;

(iii) the incurrence by the Borrower and its Material Subsidiaries of (x) the Existing Indebtedness, including pursuant to the January 2003 Financing Transactions (other than the borrowings described in clause (c) of the definition thereof) and (y) Indebtedness under the GM/OnStar Credit Facility in an aggregate principal amount not to exceed $150,000,000;

(iv) the incurrence by the Borrower and any Subsidiary Loan Party of Indebtedness represented by the New Senior Notes and any Guarantees thereof and any exchange notes and Guarantees thereof to be issued pursuant to the Registration Rights Agreement;

(v) the incurrence by the Borrower or any Material Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, construction or improvement of property, plant or equipment used in the business of the Borrower or such Subsidiary, or of Indebtedness in connection with a sale and leaseback transaction permitted by Section 6.05(b), in an aggregate principal amount (and/or amount of Attributable Debt, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this subclause (v), not to exceed $100,000,000 at any time outstanding;

(vi) the incurrence by the Borrower or any Subsidiary Loan Party, or Material Subsidiary as applicable, of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness or the Secured Notes) that was permitted to be incurred under subclauses (i), (ii), (iii), (iv), (v), (x), (xi), (xii) or (xiii) of this clause (b);

(vii) the incurrence by the Borrower or any Material Subsidiary of intercompany Indebtedness between or among the Borrower and any Subsidiary; provided, however, that:

(A) if the Borrower or any Material Subsidiary is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Borrower Obligations and Guarantor Obligations; and

(B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Material Subsidiary, as the case may be, that was not permitted by this subclause (vii);

(viii) the incurrence by the Borrower or any Material Subsidiary of Hedging Obligations incurred in the ordinary course of business;

(ix) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 6.01;

(x) Indebtedness the proceeds of which are utilized solely to finance working capital in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this subclause (x), not to exceed the lesser of (A) $50,000,000 and (B) 80% of Qualified Receivables;

(xi) from and after any Parent Company Merger, Indebtedness of Holdings in existence on the Closing Date;

(xii) any Qualified Sale and Leaseback Transaction, including an XM-4 Sale and Leaseback Transaction;

(xiii) Satellite Vendor Indebtedness; and

(xiv) any Indebtedness incurred hereunder and the Guarantee of such Indebtedness.

(c) The Borrower shall not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower unless such Indebtedness is also contractually subordinated in right of payment to the Credit Agreement Obligations on substantially identical terms; provided, however, that no Indebtedness of the Borrower shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower solely by virtue of being unsecured.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiv) above, the Borrower may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses.

SECTION 6.02 Liens. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, whether now owned or hereafter acquired, other than Permitted Liens.

SECTION 6.03 Merger, Consolidation or Sale of Assets. (a) The Borrower shall not consolidate or merge with or into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Material Subsidiaries taken as a whole, in one or more related transactions to, another Person unless:

(i) the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the Borrower Obligations pursuant to agreements in a form reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default or Event of Default exists;

(iv) the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will have Consolidated

Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Borrower immediately preceding the transaction; and

(v) in the case of a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower and its Material Subsidiaries, taken as a whole, in one or more related transactions, the Liens on such properties and assets for the benefit of the New Secured Parties to secure the Borrower Obligations and the Guarantor Obligations shall not be released and shall continue in full force and effect after giving effect to such transactions or transactions.

In addition, the Borrower shall not, and shall not permitted its Material Subsidiaries to, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This Section 6.03(a) shall not apply to (x) a consolidation, merger, sale, assignment, transfer, conveyance or other disposition of properties or assets between or among the Borrower and any of its Wholly Owned Subsidiary Guarantors or (y) the Parent Company Merger.

(b) The Borrower shall not, and shall not permit its Material Subsidiaries to, engage in any Asset Sale (other than any Asset Sale otherwise permitted under clause (a) of this Section) except for (1) the disposition of assets having a fair market value not to exceed (x) $50,000,000 in the aggregate for any fiscal year of the Borrower (provided that (i) any such amount, if not so used in the fiscal year for which it is permitted, may be carried over for use in the next succeeding fiscal year and (ii) Asset Sales made pursuant to this clause (1) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) hereof and, second, in respect of amounts permitted for such fiscal year as provided above) and (y) $150,000,000 in the aggregate since the Closing Date; and (2) the sale or other disposition of surplus repeaters; provided that, in each case and notwithstanding the foregoing, (i) any such Asset Sale shall be for consideration at least 75% of which is in the form of cash or Cash Equivalents, (ii) such consideration shall be at least equal to the fair market value of the assets or Equity Interests being issued, sold, transferred, leased or otherwise disposed of, (iii) such fair market value shall be determined in good faith by the board of directors of the Borrower and evidenced by a board resolution evidenced in an officer’s certificate delivered to the Administrative Agent, and (iv) the Borrower shall have applied any Excess Proceeds therefrom in accordance with Sections 2.10(c) and (e). For purposes of this clause (b), each of the following shall be deemed to be cash: (1) any liabilities (as shown on the Borrower’s or any Material Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Material Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Credit Agreement Obligations or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Material Subsidiary from further liability; (2) any securities, notes or other obligations received by the Borrower or any Material Subsidiary from such transferee that are converted by the Borrower or such Material Subsidiary into cash (to the extent of the cash received in that conversion) within 30 days of the receipt thereof; and (3) any Equity Interests (to the extent the acquisition thereof constitutes a Permitted Investment under clause (l) of the definition thereof).

SECTION 6.04 Dividend and Other Payment Restrictions Affecting Material Subsidiaries. (a) The Borrower shall not, and shall not permit any of its Material Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Material Subsidiary to:

(i) pay dividends or make any other distributions on its Equity Interests to the Borrower or any of its Material Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Material Subsidiaries;

(ii) make loans or advances to the Borrower or any of its Material Subsidiaries;

(iii) transfer any of its properties or assets to the Borrower or any of its Material Subsidiaries; or

(iv) guarantee any Indebtedness of the Borrower or any of its Material Subsidiaries;

(b) Notwithstanding the foregoing, the restrictions in the preceding clause (a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i) Existing Indebtedness (including the New Senior Notes) as in effect on the Closing Date and, with respect to any such Indebtedness other than the Secured Notes, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the Closing Date;

(ii) the Loan Documents;

(iii) applicable law;

(iv) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Borrower or any of its Material Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by this Agreement to be incurred;

(v) customary non-assignment provisions in leases or contracts or real property mortgages or related documents entered into in the ordinary course of business and consistent with past practices;

(vi) purchase money obligations, Capital Lease Obligations or mortgage financings that impose restrictions on the property so acquired of the nature described in clause (a)(iii) hereto or Pari Passu Indebtedness incurred pursuant to Section 6.01(b)(i);

(vii) any agreement for the sale or other disposition of a Material Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(x) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

SECTION 6.05 Sale and Leaseback Transactions. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, enter into any sale and leaseback transaction (other than a sale and leaseback transaction between the Borrower and one or more of its Material Subsidiaries that are not Subsidiary Loan Parties or among Material Subsidiaries that are not Subsidiary Loan Parties) other than (a) a Qualified Sale and Leaseback Transaction, including an XM-4 Sale and Leaseback Transaction or, (b) a sale and leaseback transaction where:

(1) the Borrower or such Material Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under clause (b)(v) of Section 6.01 and any Lien to secure such Indebtedness is permitted under Section 6.02;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Borrower and set forth in an officers’ certificate delivered to the Administrative Agent, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by Section 6.03, and the Borrower applies the Net Proceeds of such transaction in accordance with Sections 2.10(c) and (e).

SECTION 6.06 Restricted Payments. (a) The Borrower shall not, and shall not permit any of its Material Subsidiaries to:

(1) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower) or to the direct or indirect holders of the Borrower’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower and cash in lieu of fractional interests not to exceed 1% of the Equity Interests distributed or paid);

(2) other than pursuant to a Parent Company Merger, purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower (other than any such Equity Interests owned by the Borrower or any of its Material Subsidiaries) or any Affiliate of the Borrower (other than any of its Material Subsidiaries);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Borrower Obligations or any Guarantees thereof except, in each case, a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(i) at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(ii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Material Subsidiaries after the Closing Date (excluding Restricted Payments permitted by subclauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiii) and (xiv) of clause (b) of this Section 6.06), is less than (x) $20,000,000 in any fiscal year of the Borrower (provided that (i) any such amount, if not so used in the fiscal year for which it is permitted, may be carried over for use in the next succeeding fiscal year and (ii) Restricted Payments made pursuant to this clause (ii)(x) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) hereof) and (y) $60,000,000 since the Closing Date.

(b) Clause (a) of this Section 6.06 shall not prohibit, so long as no Default has occurred and is continuing or would be caused thereby:

(i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement, and such payment will be deemed to have been paid on the date of declaration for purposes of the calculation in clause (a)(4)(ii);

(ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Borrower or of any of the Borrower’s Equity Interests in exchange for, or out of the net cash proceeds of the sale, which sale shall have occurred within 90 days of the date of any such redemption, repurchase, retirement, defeasance or other acquisition, (other than to a Material Subsidiary of the Borrower) of, the Borrower’s Equity Interests (other than Disqualified Stock) and cash payments in lieu of fractional interests not to exceed 1% of the Equity Interests so redeemed, repurchased, retired, defeased or otherwise acquired;

(iii) the purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of the Borrower in exchange for, or out of the net cash proceeds of an incurrence, which incurrence shall have occurred within 90 days of the date of any such purchase, redemption, defeasance or other acquisition or retirement for value, (other than to a Material Subsidiary of the Borrower) of, Permitted Refinancing Indebtedness;

(iv) the payment of any dividend by a Material Subsidiary of the Borrower to the holders of its common Equity Interests on a pro rata basis;

(v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Material Subsidiary of the Borrower held by any member of the Borrower’s (or any of its Material Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Closing Date; provided that the aggregate price paid for all such repurchased, vested, redeemed, acquired or retired Equity Interests shall not exceed $1,000,000 in any twelve-month period;

(vi) the purchase of any subordinated Indebtedness at a purchase price not greater than 100% of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any, (A) following (and in an amount not to exceed the Net Proceeds of (less any amounts applied as required by Sections 2.10(c) and (e)) an Asset Sale permitted under Section 6.03 or (B) as long as there is no Revolving Credit Exposure on the date of such purchase;

(vii) making payments to dissenting shareholders pursuant to applicable law in connection with a consolidation or merger of the Borrower made in compliance with the provisions of this Agreement;

(viii) Restricted Investments in an amount equal to 100% of Total Incremental Equity since the Closing Date determined as of the date any such Restricted Investment is made, less any amount of such Total Incremental Equity previously applied to make a Restricted Investment pursuant to this subclause (viii);

(ix) the payment of dividends to Holdings the proceeds of which are used to satisfy ordinary course administrative expenses of Holdings, but in no event to exceed $3,000,000 in any given fiscal year of the Borrower;

(x) for so long as Holdings files consolidated income tax returns which include the Borrower, the payment of any dividend required pursuant to the Tax Sharing Agreement between the Borrower and Holdings, and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the Lenders; provided that any such payment made by the Borrower to Holdings from time to time shall not exceed the net amount of the relevant (estimated or final, as the case may be) tax liability that Holdings actually owes to the appropriate taxing authority at such time) in respect of the tax obligations of the Borrower and its Subsidiaries;

(xi) any payments required by Section 9.7(b) of the Note Purchase Agreement;

(xii) the repurchase, redemption or other acquisition or retirement of Equity Interests (other than Disqualified Stock) deemed to occur upon the exercise, vesting, exchange or conversion of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of Equity Interests (other than Disqualified Stock) is made in lieu of withholding taxes resulting from the exercise, vesting, exchange or conversion of stock options, warrants or other similar rights and such repurchase, redemption, acquisition or retirement of such Equity Interests does not involve any payment by the Borrower or a Material Subsidiary of any cash or Cash Equivalents in exchange therefor;

(xiii) an XM-4 Sale and Leaseback Transaction that involves transactions between the Borrower and Holdings or one or more of the Subsidiaries of either; and

(xiv) the purchase of any subordinated Indebtedness at a purchase price not greater than 101% of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any, following a “change of control” under and as defined in the documents pursuant to which such subordinated Indebtedness is issued, as applicable, in accordance with the provisions thereof; provided, however, that prior to such purchase the Borrower shall have made any payments (including the deposit of any cash collateral) required by Section 2.10(d).

(c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Borrower or such Material Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of the Borrower, whose good faith resolution with respect thereto shall be conclusive and shall be delivered to the Administrative Agent, and the fair market value of any assets or securities that are required to be valued by this Section 6.06 that exceeds $5,000,000 shall be determined by a majority of the members of the Board of Directors of the Borrower who are “independent” within the meaning of the rules and regulations promulgated by the NASDAQ National Market, whose good faith resolution with respect thereto shall be conclusive and shall be delivered to the Administrative Agent. Not later than the date of making any Restricted Payment, the Borrower shall deliver to the Administrative Agent an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of resolutions of the Board of Directors required hereby.

SECTION 6.07 Transactions with Affiliates. (a) The Borrower shall not, and shall not permit any of its Material Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Material Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Material Subsidiary with an unrelated Person; and

(ii) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, board resolutions set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this Section 6.07 and, if an opinion meeting the requirements set forth in subclause (B) below has not been obtained, that such Affiliate Transaction has been approved by a majority of the members of the board of directors who have no direct financial interest in such Affiliate Transaction (other than as a stockholder of Holdings); and

(B) with respect to (x) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, or (y) an Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000 where none of the members of the board of directors qualify as having no direct financial interest in such Affiliate Transaction (other than as a stockholder of Holdings), an opinion as to the fairness to the Borrower or such Material Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of clause (a):

(i) any transaction by the Borrower or any Material Subsidiary with an Affiliate related to the purchase, sale or distribution of XM radios, subscriptions to XM Radio Service or other products or services in the ordinary course of business, including any such transaction with an automotive manufacturer, which has been approved by a majority of the members of the board of directors who are disinterested with respect to such transaction;

(ii) any employment agreement or arrangement or employee benefit plan entered into by the Borrower or any of its Material Subsidiaries in the ordinary course of business of the Borrower or such Material Subsidiary;

(iii) transactions between or among the Borrower and/or its Material Subsidiaries;

(iv) payment of reasonable directors fees and provisions of customary indemnification to directors, officers and employees of the Borrower and its Material Subsidiaries;

(v) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Borrower;

(vi) Restricted Payments that are permitted under Section 6.06(b) and under subclauses (h) and (i) of the definition of “Permitted Investments”;

(vii) transactions pursuant to the Tax Sharing Agreement and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the Lenders;

(viii) contractual arrangements existing on the Closing Date and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the Lenders;

(ix) increases, decreases or other modifications to the Indebtedness referred to in the definition of January Financing Transactions which have been approved by a majority of the members of the Board of Directors of the Borrower who are disinterested with respect to such transactions and which are otherwise permitted under this Agreement;

(x) an XM-4 Sale and Leaseback Transaction that involves transactions between the Borrower and Holdings or one or more of the Subsidiaries of either; and

(xi) the Parent Company Merger.

SECTION 6.08 Negative Pledge. The Borrower shall not, and shall not permit any Material Subsidiaries to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts the ability of the Borrower or any Material Subsidiary to create, incur or permit to exist any Lien upon any of the Collateral to secure the Borrower Obligations or the Guarantor Obligations; provided that (i) the foregoing shall not apply to (i) restrictions imposed by law or by this Agreement, (ii) restrictions existing on the date hereof identified on Schedule 6.08 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) restrictions imposed by any agreement relating to purchase money Indebtedness or Capital Leases permitted by this Agreement if such restrictions apply only to the property or assets securing such Indebtedness and (iv) customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09 Liquidity Test. The Borrower shall not permit its unrestricted cash and Cash Equivalents to be less than $75,000,000 at any time.

SECTION 6.10 Line of Business. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for the Permitted Business.

SECTION 6.11 Amendments or Waivers of the Security Documents, Senior Notes Documents and the GM/OnStar Credit Facility. (a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, (i) amend, modify, waive or otherwise change the terms of the Security Documents, except with the prior written consent of the Required Lenders, or (ii) do anything in connection with the Existing Collateral Documents requiring the consent of the Collateral Agent unless the Borrower or such Subsidiary has also obtained the prior consent of the Required Lenders with respect thereto.

(b) The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes Documents that would be materially adverse to the interests of the Borrower or the Lenders.

(c) To the extent that the GM/OnStar Credit Facility shall have a Lien on any of the Collateral (including the GM/OnStar Lien) under the Existing Collateral Documents or otherwise, the Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the GM/OnStar Credit Facility if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the Borrower and/or Holdings thereunder or to confer any additional rights on the holders of the Obligations under the GM/OnStar Credit Facility in a manner which would be materially adverse to any Loan Party or the Lenders, except as otherwise expressly permitted under this Agreement or with the prior consent of the Required Lenders.

SECTION 6.12 GM/OnStar Credit Facility. The Borrower shall not, and shall not permit any of its Material Subsidiaries to enter into any GM Second Lien Collateral Document unless (a) the Administrative Agent shall have received drafts thereof at least 10 Business Days prior to the execution thereof (which the Administrative Agent shall promptly provide to the Lenders upon receipt thereof) and (b) each such GM Second Lien Collateral Document shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.13 XM-4 Satellite Collateral. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any license and/or access agreement with respect to the Indivisible Ancillary XM-4 Satellite Collateral in connection with a sale and leaseback transaction except as otherwise permitted by Section 9.06.

ARTICLE VII.

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document (excluding, in each case, any projections delivered by or on behalf of any Loan Party) or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) the Borrower or Holdings, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI or in Section 9.05;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) (1) Holdings, the Borrower or any of its Subsidiaries shall (x) fail to make any payment of principal or interest, in each case regardless of amount (subject to any applicable grace period) in respect of any Material Indebtedness when and as the same shall become due and payable or (y) shall fail to observe or perform any covenant, condition or agreement contained in any Material Indebtedness, which failure enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (2) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to (1) any Material Indebtedness under a Deferred Purchase Price Agreement if the failure to make a payment thereunder occurred in connection with a good faith contest by the Borrower with respect to the performance by the satellite manufacturer of its obligations thereunder, (2) the failure of the Borrower to observe or perform any covenant, condition or agreement (other than with respect to the making of payments) in respect of the mortgage existing on the Closing Date on the building where the Borrower is headquartered, or (3) Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets, the issuance of Equity Interests or the incurrence of Permitted Debt.

(g) [Reserved];

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary or any of its debts, or of a substantial part of any of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) Holdings, the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money (including, without limitation, arising from matters set forth in clauses (f) or (g) of this Article (including the express exclusions therefrom)) in an aggregate amount in excess of $25,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or

(l) (i) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, which individually or in the aggregate results in or could reasonably be expected to result in liability of Borrower or any ERISA Affiliate in excess of $25,000,000; (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n)

of the Internal Revenue Code or under ERISA; or (iii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) demand Cash Collateral pursuant to Section 2.05(j) in respect of outstanding Letters of Credit; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(j), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII.

The Administrative Agent

SECTION 8.01 Appointment. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02 Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.

SECTION 8.04 Notice of Default. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.05 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECITON 8.06 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.07 Successor Administrative Agent . Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of

Borrower so long as no Event of Default shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.09 Indemnification. Each Lender agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable and if no such amounts are outstanding, in accordance with the Commitments hereunder as in effect immediately prior to such termination)), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.10 Syndication Agent, Documentation Agent and Arrangers. Each of the Syndication Agent, the Documentation Agent and each Arranger shall not have any duties or responsibilities hereunder in its capacity as such.

ARTICLE IX.

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to the Borrower,

XM Satellite Radio Inc. 1500 Eckington Place, N.E. Washington D.C. 20002 Attention of Chief Financial Officer (with a copy to the General Counsel and the Treasurer) (Telecopy No. (202) 380-4534);

(ii)	if to the Administrative Agent, to

JPMorgan Chase Bank

Loan and Agency Services Group

1111 Fannin, 8th Floor

Houston, Texas 77002

Attention of: Clarice A. West

Telecopy No. (713) 750-7928

with a copy to

JPMorgan Chase Bank,

270 Park Avenue,

New York, New York 10017,

Attention of David Mallett

(Telecopy No. (212) 270-5127);

(iii)	if to the Issuing Bank,

JPMorgan Chase Bank Loan and Agency Services Group 1111 Fannin, 8th Floor Houston, Texas 77002 Attention of: Clarice A. West Telecopy No. (713) 750-7928;

(iv)	if to the Swingline Lender

JPMorgan Chase Bank Loan and Agency Services Group 1111 Fannin, 8th Floor Houston, Texas 77002 Attention of: Clarice A. West Telecopy No. (713) 750-7928; and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(e) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with Intralinks (and related expenses) and the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or, after an Event of Default shall have occurred and be continuing hereunder, any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank, the Arrangers, the Syndication Agent, the Documentation Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of claims (other than a claim by the Borrower or any of its Affiliates) relating to (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, from or to any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way, directly or indirectly, to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans, reimbursements and other obligations at the time owing to it), solely to the extent (1) required by law or regulation, (2) such Lender’s risk managers determine (and advise the Borrower in writing) that doing so is advisable in view of safe and sound risk management practices or (3) failure to do so would reasonably jeopardize such Lender’s ability to address regulatory concerns (and where such Lender shall have provided the Borrower such notice of the same as is reasonable under the circumstances), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment or to a branch or an affiliate of an assigning Lender; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information

(which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount, Class, Type and Interest Period of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall also set forth the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and such Lender’s share thereof. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans, reimbursements and other obligations owing to it) solely to the extent (x) (1) required by law or regulation, (2) such Lender’s risk managers determine (and advise the Borrower in writing) that doing so is advisable in view of safe and sound risk management practices or (3) failure to do so would reasonably jeopardize such Lender’s ability to address regulatory concerns, and (y) such Lender shall have provided the Borrower such notice of the same as is reasonable under the circumstances; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.10 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such

Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Revolving Loans that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Revolving Loans and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof. The making of a Revolving Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Revolving Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Revolving Loans and (ii) disclose on a confidential basis any non-public information relating to its Revolving Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 9.05 Agreements of Holdings. (a) Holdings hereby agrees that it will be bound by each of the covenants in Article V and Article VI of this Agreement as if named therein as the Borrower (except that references to its Subsidiaries shall not include any Person that is not the Borrower or a Subsidiary of the Borrower), except as provided in Schedule 9.05(a), until such time as (a) the Release Date shall have occurred and (b) all of the operating assets of Holdings necessary for the conduct of the Borrower’s business (other than the XM-4 Satellite Collateral) have been transferred to the Borrower or any Subsidiary Loan Party (the “Holdings Collateral Transfer”) and Holdings shall have delivered a notice to the Administrative Agent in the form of Exhibit H hereto (the “Holdings Covenant and Collateral Release Notice”) certifying that such Holdings Collateral Transfer has occurred (the “Holdings Covenant and Collateral Release Date”). From and after the Holdings Covenant and Collateral Release Date, (i) Holdings shall not be bound by any of the covenants in Article V or Article VI (other than Sections 5.10, 6.03(a), 6.11(a), 6.12 and 6.13, to which it shall continue to be bound as if named therein as the Borrower) of this Agreement and (ii) the representations and warranties in Sections 3.04(c), 3.05, 3.11, 3.13 and 3.14, as such representations and warranties apply to Holdings, shall be limited as provided Schedule 9.05(b).

(b) Notwithstanding the foregoing, until the first extension of credit is made under this Agreement, Holdings shall not be bound by any of the covenants set forth in Article VI (other than Sections 6.03(a), 6.11(a), 6.12 and 6.13, with respect to which it shall at all times be bound as if named therein as the Borrower). In addition, Holdings agrees that at all times, whether before, on or after the date of the first extension of credit under this Agreement and whether before, on or after the Holdings Covenant and Collateral Release Date, it shall not incur secured Indebtedness other than Permitted Holdings Debt and its Guarantor Obligations.

(c) For the avoidance of doubt, the parties hereto agree (x) that the Excluded Entities shall not be restricted by the covenants set forth in Articles V and VI hereof, and (y) that liabilities appearing on the consolidated balance sheet of Holdings which are liabilities of one or more Excluded Entities but which are not liabilities of Holdings shall not be considered liabilities of Holdings for purposes of determining compliance by Holdings with any of the covenants set forth in Articles V or VI hereof.

SECTION 9.06 XM-4 Satellite Collateral. In the event that the XM-4 Satellite Collateral shall no longer constitute “Collateral” in accordance with the terms hereof and one or more of the Loan Parties creates a security interest in all or part of the XM-4 Satellite Collateral in favor of secured parties other than the New Secured Parties, the Loan Parties shall have the right to enter into license and/or access agreements in form and substance reasonably acceptable to the Administrative Agent (and which agreements shall be deemed acceptable so long as and to the extent that they cover only such matters described in this Section 9.06 in the manner set forth herein) (it being understood that the Administrative Agent shall not be entitled to approve the commercial terms of any such license agreement unless any such term contravenes this Section 9.06) under which the Loan Parties shall grant to the representative of such secured parties one or more licenses (which may be royalty free) or other rights to use, and reasonable access to, Indivisible Ancillary XM-4 Satellite Collateral; provided that the Loan Parties certify to the Administrative Agent that such use of and/or access will not impair in any material respect the use or access to such Indivisible Ancillary XM-4 Satellite Collateral by any of the Loan Parties in the conduct of their business. At the request of the Loan Parties, the Administrative Agent shall consent to such agreements and enter into one or more agreements on terms reasonably acceptable to the Administrative Agent whereby it agrees to be bound by the terms of such license and access agreements in the event of any foreclosure by the Administrative Agent on such Indivisible Ancillary XM-4 Satellite Collateral.

SECTION 9.07 Survival. All covenants, agreements, representations and warranties made by the Borrower and Holdings herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.08 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.09 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.10 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Affiliate, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and each of its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Affiliate may have.

SECTION 9.11 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.13 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.14 Confidentiality. (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel (including outside counsel), auditors (including independent auditors), and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender or its Affiliates on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.14(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16 USA PATRIOT Act. Each Lender and the Administrative Agent hereby notifies the Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

XM SATELLITE RADIO INC., as Borrower

By	/s/ Joseph J. Euteneuer
Name: Joseph J. Euteneuer Title: EVP & CFO

XM SATELLITE RADIO HOLDINGS INC.

By	/s/ Joseph J. Euteneuer
Name: Joseph J. Euteneuer Title: EVP & CFO

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender,

By	/s/ David M. Mallett
Name: David M. Mallett Title: Vice President

CREDIT SUISSE SECURITIES (USA) LLC, as Syndication Agent

By	/s/ Lauri Sireslian
Name: Lauri Sireslian Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By	/s/ Judith E. Smith
Name: Judith E. Smith Title: Director

By	/s/ Doreen Barr
Name: Doreen Barr Title: Vice President

CITICORP NORTH AMERICA, INC., as Documentation Agent and as a Lender

By	/s/ Caesar Wyszomirski
Name: Caesar Wyszomirski Title: Vice President

UBS LOAN FINANCE LLC, as a Lender

By	/s/ Richard L. Tavrow
Name: Richard L. Tavrow Title: Director

By	/s/ Irja R. Otsa
Name: Irja R. Otsa Title: Associate Director

BEAR STEARNS CORPORATE LENDING INC., as a Lender

By	/s/ Victor Bulzacchelli
Name: Victor Bulzacchelli Title: Vice President

WELLS FARGO FOOTHILL, as a Lender

By	/s/ Rhonda Noell
Name: Rhonda Noell Title: Senior Vice President